EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 1, 2013, is by and among Mimvi, Inc., a Nevada corporation (the “Parent”), Adaptive Media Acquisition Co., Inc., an Oregon corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Adaptive Media, Inc., an Oregon corporation (the “Company”), Qayed Shareef, Morgan Family Trust, dated February 1, 2000 and Kim Reed Perell (each a “Shareholder” and collectively, the “Shareholders”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively as the “Parties.”

BACKGROUND

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions of this Agreement.

WHEREAS, the Company has 10,000 shares of its common stock, no par value (each a “Company Share” and collectively, the “Company Shares”) issued and outstanding, all of which are held by the Shareholders in the amounts set forth next to such Shareholder’s name on Exhibit A and the Shareholders have agreed to vote their Company Shares in favor of the Merger.

WHEREAS, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), or such other tax free reorganization or restructuring provisions as may be available under the Code, for federal income tax purposes.

AGREEMENT

NOW THEREFORE, for good and valuable consideration the receipt and sufficiency is hereby acknowledged, the Parties hereto intending to be legally bound hereby agree as follows:

ARTICLE I

The Merger

SECTION 1.01.         The Merger.

(a)          Effective Time of the Merger. Subject to the provisions set forth in this Agreement, Merger Sub will be merged with and into Company and the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the Oregon Business Corporation Act (the “OBCA”). Articles of Merger (“Articles of Merger”) in the form attached hereto as Exhibit B shall be duly prepared by the parties, executed by the Surviving Corporation (as defined below) and delivered to the Secretary of State of Oregon for filing, as provided in the OBCA as soon as practicable on or after the Closing Date (as defined in Section 1.01(b)). The Merger shall become effective upon the later to occur of (i) the acceptance for filing of the Articles of Merger by the Secretary of State of Oregon or (ii) at such later time as is provided in the Articles of Merger (the “Effective Time”).

(b)          Closing. The closing (“Closing”) of the Merger and the consummation of the transactions contemplated by this Agreement (the “Transactions”) will take place on the first business day following the satisfaction or waiver of the conditions to closing set forth in Article V (the “Closing Date”), at such location to be determined by the Company and Parent, or such other date and time as the Parties may mutually determine.

(c)          Effects of the Merger. At the Effective Time, (i) the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into Company and Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent (subsequent to the Merger, Company is sometimes referred to herein as the “Surviving Corporation”), (ii) Qayed Shareef and Kevin Conner shall be the directors and Chief Executive Officer and Chief Financial Officer, respectively, of the Surviving Corporation until their respective successors shall have been duly elected, designated, or qualified or until their earlier death, resignation, or removal in accordance with the Surviving Corporation’s articles of incorporation and bylaws, and (iii) the Merger shall, from and after the Effective Time, have all the effects provided by §60.481 of the OBCA and other applicable law.

SECTION 1.02.         Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action (except as provided in OBCA and in this Section 1.02) on the part of Merger Sub, Parent, Company, or the Shareholders:

(a)          Capital Stock of Merger Sub. Each share of Merger Sub common stock, $0.001 par value per share, issued and outstanding immediately prior to the Effective Time, shall be converted into one validly issued, fully paid, and nonassessable share of Surviving Corporation common stock (“Surviving Corporation Common Stock”), with the stock certificate of Merger Sub evidencing ownership of such share of Surviving Corporation Common Stock.

(b)          Cancellation of Company Shares. Each Company Share held by Company as treasury stock and each Company Share owned directly or indirectly by Company or by any subsidiary of Company shall automatically be canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

(c)          Conversion of Company Shares. Each Company Share shall, without any action on the part of the holder thereof (except as set forth in this Section 1.02(c)) be converted into the right to receive 3,350 newly issued shares of common stock, par value $0.001 per share of the Parent (“Parent Stock” or “Merger Consideration”). Based on the number of Company Shares held by each Shareholder as set forth on Exhibit A, each shareholder shall receive the aggregate number of shares of Parent Stock set forth next to their name on Exhibit A.

(d)          At the Effective Time, all Company Shares shall no longer be outstanding and shall be cancelled and cease to exist, and each certificate (a “Certificate”) previously representing any Company Shares shall represent only the right to receive the applicable Merger Consideration as provided by this Section 1.02.

SECTION 1.03.         Appraisal Rights. Company Shares issued and outstanding immediately prior to the Effective Time and held by a holder who has not consented to the Merger in writing and who is entitled to demand and properly demands appraisal for such Company Shares in accordance with the OBCA (the “Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration unless such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal. If, after the Effective Time, such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal, such Company Shares shall be treated as if they had been converted as of the Effective Time pursuant to Section 1.02, without any interest therefor. The Company shall give the Parent prompt notice of any demands received by the Company for appraisal of Company Shares, and the Parent shall have the right to participate at its own expense in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of the Parent, make any payment with respect to, or settle or offer to settle, any such demands.

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SECTION 1.04.         Delivery of Merger Consideration.

(a)          Exchange Procedures. At the Effective Time, Parent will deliver the Merger Consideration to the Shareholders, other than to those holders of Dissenting Shares not entitled thereto, upon (1) the submission of a Certificate to the Parent and a duly executed letter of transmittal in the form set forth in Exhibit C (the “Letter of Transmittal”) by such Shareholder. If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by Shareholder claiming such Certificate to be lost, stolen, or destroyed and, without the requirement of the payment of any fees or the posting by such Shareholder of a bond, the Parent will issue in exchange for such lost, stolen, or destroyed Certificate, the applicable Merger Consideration to which the holder thereof is entitled pursuant to this Article I.

(b)          No Further Ownership Rights in Company Shares. The applicable Merger Consideration delivered upon surrender in exchange for Company Shares in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such Company Shares. After the Effective Time there shall be no transfers on the stock transfer books of the Company of Company Shares issued prior thereto. Upon the effectiveness of the Merger, all Company Shares issued prior thereto (other than Dissenting Shares) shall no longer be outstanding and shall cease to exist, and each Certificate previously representing any such shares shall represent only the right to receive the applicable Merger Consideration as described in Section 1.02 subject to the terms of this Agreement. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Parent for transfer, they shall be canceled and exchanged as provided in this Article I, except as otherwise provided by law.

(c)          Withholding Rights. Parent shall be entitled to deduct and withhold from the applicable Merger Consideration otherwise payable pursuant to this Agreement to any Shareholder immediately prior to the Effective Time, such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, or foreign tax law. Any such withheld amounts shall be timely paid over to the appropriate Governmental Entity (as defined in Section 2.03). To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to relevant Shareholder in respect of which such deduction and withholding was made by Parent.

ARTICLE II

Representations and Warranties of the Shareholders

Each Shareholder hereby represents and warrants to the Parent, severally and not jointly, as follows:

SECTION 2.01.          Good Title. The Shareholder is the record and beneficial owner, and has good and marketable title to his or her Company Shares. Such Shareholder owns his Company Shares free and clear of all any and all liens, security interests, pledges, equities, and claims of any kind, voting trusts, agreements among Shareholders, and other encumbrances. The Company Shares set forth on Exhibit A are and will be at Closing, all of the Company Shares of the Company.

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SECTION 2.02.          Power and Authority. All acts required to be taken by such Shareholder to enter into this Agreement and to carry out the Transactions have been properly taken. This Agreement constitutes a legal, valid, and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with the terms hereof, subject to bankruptcy, insolvency, and similar laws of general applicability as to which the Shareholder is subject. Such Shareholder has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and otherwise to carry out such Shareholder’s obligations hereunder.

SECTION 2.03.          No Conflicts. No consent, approval, or agreement of any individual or entity is required to be obtained by such Shareholder in connection with the execution and performance by such Shareholder of this Agreement or the execution and performance by such Shareholder of any agreements, instruments, or other obligations entered into in connection with this Agreement. The execution and delivery of this Agreement by such Shareholder and the performance by such Shareholder of his or her obligations hereunder in accordance with the terms hereof: (i) will not require the consent of any third party or any federal, state, local, or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (“Governmental Entity”) under any statutes, laws, ordinances, rules, regulations, orders, writs, injunctions, judgments, or decrees (collectively, “Laws”); (ii) will not violate any Laws applicable to such Shareholder; and (iii) will not violate or breach in any material respect any contractual obligation to which such Shareholder is a party.

SECTION 2.04.          No Finder’s Fee. Such Shareholder has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions that the Company or the Parent will be responsible for paying.

SECTION 2.05.          Purchase Entirely for Own Account. The Parent Stock proposed to be acquired by such Shareholder hereunder will be acquired for investment for his own accounts, and not with a view to immediately resell or distribute any part thereof, and the Shareholder has no present intention of selling or otherwise distributing the Parent Stock except in compliance with applicable securities laws.

SECTION 2.06.          Available Information. Such Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Parent.

SECTION 2.07.          Non-Registration. Such Shareholder understands that the shares of Parent Stock have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholder’s representations as expressed herein.

SECTION 2.08.          Restricted Securities. Such Shareholder understands that the Parent Stock is characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Shareholder pursuant hereto, the Parent Stock would be acquired in a transaction not involving a public offering. Such Shareholder further acknowledges that if the Parent Stock is issued to the Shareholder in accordance with the provisions of this Agreement, such Parent Stock may not be resold without registration under the Securities Act or the existence of an exemption therefrom. Such Shareholder represents that he or she is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

SECTION 2.09.          Legends. It is understood that the shares of Parent Stock will bear the following legend or another legend that is similar to the following:

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THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

and any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

SECTION 2.10.          Accredited Investor. Such Shareholder is an “accredited investor” within the meaning of Rule 501 under the Securities Act.

SECTION 2.11.        Shareholder Acknowledgment. There is no judgment, decree, or order against such Shareholder that could prevent, enjoin, alter, or delay any of the Transactions contemplated by this Agreement. Such Shareholder is aware of the Company’s business affairs and financial condition and has reached an informed and knowledgeable decision to enter into this Agreement. The Shareholder has access to and has reviewed the Parent’s filings with the Securities and Exchange Commission, at WWW.SEC.GOV, including the “Risk Factors” contained therein.

ARTICLE III

Representations and Warranties of the Company

The Company and Qayed Shareef represent and warrant to the Parent, except as set forth in a schedule (the “Company Disclosure Schedule”), as follows:

SECTION 3.01.          Organization, Standing, and Power. The Company is duly incorporated or organized, validly existing, and in good standing under the laws of the State of Oregon and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations, and approvals necessary to enable it to own, lease, or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations, and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the financial position, assets, property, business or operations of the Company, a material adverse effect on the ability of the Company to perform its obligations under this Agreement or on the ability of the Company to consummate the Transactions (a “Company Material Adverse Effect”). The Company is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary, except where the failure to so qualify would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered to the Parent true and complete copies of the articles of organization and bylaws of the Company, each as amended to the date of this Agreement (as so amended, the “Company Charter Documents”).

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SECTION 3.02.          Capital Structure. The authorized capital structure of the Company consists of 10,000 shares of outstanding common stock. Other than the Company Shares, no other shares of the Company are issued, reserved for issuance, or outstanding. All outstanding shares of the Company are duly authorized, validly issued, fully paid, and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right, or any similar right under any provision of the applicable corporate laws of its state of incorporation, the Company Charter Documents, or any Contract (as defined in Section 3.04) to which the Company is a party or otherwise bound. There are no bonds, debentures, notes, or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Shares may vote (“Voting Company Debt”). Except as otherwise set forth herein, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements, or undertakings of any kind to which the Company is a party or by which the Company is bound (i) obligating the Company to issue, deliver, or sell, or cause to be issued, delivered, or sold, additional Company Shares or other equity interests in, or any security convertible or exercisable for or exchangeable into any Company Shares or other equity interest in, the Company or any Voting Company Debt, (ii) obligating the Company to issue, grant, extend, or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement, or undertaking, or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the Company Shares of the Company.

SECTION 3.03.          Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Transactions. When executed and delivered, this Agreement will be enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, and similar laws of general applicability as to which the Company is subject.

SECTION 3.04.          No Conflicts; Consents.

(a)          The execution and delivery by the Company of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of the Company under any provision of (i) the Company Charter Documents, (ii) any material contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise, or other instrument (a “Contract”) to which the Company is a party or by which any of its respective properties or assets is bound, or (iii) subject to the filings and other matters referred to in Section 3.04(b), any material judgment, order, or decree (“Judgment”) or material Law applicable to the Company or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)          Except for required filings with the Securities and Exchange Commission (the “SEC”) and applicable “Blue Sky” or state securities commissions and the filing of the Articles of Merger with the Oregon Secretary of State, no material consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Company in connection with the execution, delivery, and performance of this Agreement or the consummation of the Transactions.

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SECTION 3.05.          Taxes.

(a)          The Company has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete, and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. All material Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

(b)          If applicable, the Company has established an adequate reserve reflected on its financial statements for the period ended May 31, 2013 (such unaudited financial statements being referred to herein, collectively as the “Interim Financial Statements”) for all material Taxes payable by the Company (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of the Interim Financial Statements. No material deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c)          For purposes of this Agreement:

“Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal, or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties, and additions imposed with respect to such amounts.

“Tax Return” means all federal, state, local, provincial, and foreign Tax returns, declarations, statements, reports, schedules, forms, and information returns and any amended Tax return relating to Taxes.

SECTION 3.06.          Benefit Plans. Except as set forth in the Company Disclosure Schedule, the Company does not have or maintain any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, share ownership, share purchase, share option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical, or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company. As of the date of this Agreement, except as set forth in the Company Disclosure Schedule, there are no employment, consulting, indemnification, severance, or termination agreements or arrangements between the Company and any current or former employee, officer, or director of the Company, nor does the Company have any general severance plan or policy.

SECTION 3.07.          Litigation. There is no action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition), or investigation pending or threatened in writing against or affecting the Company, or any of its properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local, or foreign), stock market, stock exchange, or trading facility (“Action”) except for Actions that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor, to the Company’s knowledge, any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

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SECTION 3.08.          Compliance with Applicable Laws. To the best of its knowledge, the Company is in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. This Section 3.08 does not relate to matters with respect to Taxes, which are the subject of Section 3.05.

SECTION 3.09.          Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor, or other person is entitled to any broker, finder, or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

SECTION 3.10.          Contracts. Except as disclosed in the Company Disclosure Schedule, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Company and its Merger Subsidiaries taken as a whole. The Company is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. The Company’s execution of this Agreement and the consummation of the Transactions contemplated herein would not violate any Contract to which the Company or any of its Merger Subsidiaries is a party nor will the execution of this Agreement or the consummation of the Transactions consummated hereby violate or trigger any “change in control” provision or covenant in any Contract to which the Company is a party except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

SECTION 3.11.          Title to Properties. Except as set forth in the Company Disclosure Schedule, the Company does not own any real property. The Company has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its business. All such assets and properties, other than assets and properties in which the Company has leasehold interests, are free and clear of all liens other than those liens that, in the aggregate, do not and will not materially interfere with the ability of the Company to conduct business as currently conducted.

SECTION 3.12.          Intellectual Property. The Company owns, or is validly licensed or otherwise has the right to use, all intellectual property (the “Intellectual Property Rights”) which are material to the conduct of the business of the Company taken as a whole. The Company Disclosure Schedule sets forth a description of all Intellectual Property Rights which are material to the conduct of the business of the Company taken as a whole. No claims are pending or, to the knowledge of the Company, threatened that the Company is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right except for claims that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. To the knowledge of the Company, no person is infringing the rights of the Company with respect to any Intellectual Property Right other than as to which the Company has the full right and power to bring action and to enforce such Intellectual Property Right, and receive the entirety of the proceeds thereof, by way of judgment, settlement, or otherwise, and no third-party has any such claims or rights.

SECTION 3.13.          Insurance. Except as set forth on the Company Disclosure Schedule, the Company does not hold any insurance policy.

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SECTION 3.14.          Transactions with Affiliates and Employees. Except as set forth in the Company Disclosure Schedule, none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company (other than for services as employees, officers, and directors), including any contract, agreement, or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director, or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee, or partner.

SECTION 3.15.          Application of Takeover Protections. The Company has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement), or other similar anti-takeover provision under the Company’s Charter Documents or the laws of its state of incorporation that is or could become applicable to the Shareholders as a result of the Shareholders and the Company fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Parent Stock and the Shareholders’ ownership of the Parent Stock.

SECTION 3.16.          Labor Matters. There are no collective bargaining or other labor union agreements to which the Company is a party or by which it is bound. No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company.

SECTION 3.17.          ERISA Compliance; Excess Parachute Payments. The Company does not, and since its inception never has, maintained, or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other Company Benefit Plan for the benefit of any current or former employees, consultants, officers or directors of Company.

SECTION 3.18.          No Additional Agreements. The Company does not have any agreement or understanding with the Shareholders with respect to the Transactions other than as specified in this Agreement.

SECTION 3.19.          Investment Company. The Company is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.20.         Absence of Certain Changes or Events. Except in connection with the Transactions and as disclosed in the Company Disclosure Schedule, since January 1, 2013 the Company has conducted its business only in the ordinary course, and during such period there has not been:

(a)          any change in the assets, liabilities, financial condition, or operating results of the Company, except changes in the ordinary course of business that have not caused, in the aggregate, a Company Material Adverse Effect;

(b)          any damage, destruction or loss, whether or not covered by insurance, that would have a Company Material Adverse Effect;

(c)          any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

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(d)          any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Company Material Adverse Effect;

(e)          any material change to a material Contract by which the Company or any of its assets is bound or subject;

(f)          any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;

(g)          any loans or guarantees made by the Company to or for the benefit of its employees, officers, or directors, or any shareholders of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(h)          any alteration of the Company’s method of accounting or the identity of its auditors;

(i)          any declaration or payment of dividend or distribution of cash or other property to the Shareholders or any purchase, redemption, or agreements to purchase or redeem any Company Shares, except for dividends or distributions made in the ordinary course of business;

(j)          any issuance of equity securities to any officer, director, or affiliate; or

(k)          any arrangement or commitment by the Company to do any of the things described in this Section.

SECTION 3.21.          Foreign Corrupt Practices. Neither the Company, nor, to the Company’s knowledge, any director, officer, agent, employee, or other person acting on behalf of the Company has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback, or other unlawful payment to any foreign or domestic government official or employee.

SECTION 3.22.          Licenses and Permits. The Company has obtained and maintains all federal, state, local, and foreign licenses, permits, consents, approvals, registrations, authorizations, and qualifications required to be maintained in connection with the operations of the Company as presently conducted and as proposed to be conducted except where the failure to hold such licenses, permits, consents or qualifications would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. The Company is not in default under any material licenses, permits, consents, approvals, registrations, authorizations, and qualifications.

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SECTION 3.23.          Environmental Laws. The Company (i) is in compliance in all material respects with any and all Environmental Laws (as hereinafter defined), (ii) has received all permits, licenses, or other approvals required of them under applicable Environmental Laws to conduct their respective businesses, and (iii) is in compliance in all material respects with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii), and (iii), the failure to so comply would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. The term “Environmental Laws” means all federal, state, local, or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface, or subsurface strata), including, without limitation, laws relating to emissions, discharges, release, or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands, or demand letters, injunctions, judgments, licenses, notices, or notice letters, orders, permits, plans, or regulations issued, entered, promulgated, or approved thereunder.

SECTION 3.24.          Indebtedness. Except as disclosed in the Company Disclosure Schedule, the Company (i) has no outstanding Indebtedness (as defined below), (ii) is not in violation of any term of or is in default under any contract, agreement, or instrument relating to any Indebtedness, except where such violations and defaults would not result, individually or in the aggregate, in a Company Material Adverse Effect, and (iii) is not a party to any contract, agreement or instrument relating to any Indebtedness, the performance of which, in the judgment of the Company's officers, has or is expected to have a Company Material Adverse Effect. For purposes of this Agreement: (x) “Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken, or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds, and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures, or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets, or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest, or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above; (y) “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend, or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; and (z) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, a government or any department or agency thereof and any other legal entity.

ARTICLE IV

Representations and Warranties of the Parent

The Parent and Merger Sub represent and warrant as follows to the Shareholders and the Company that:

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SECTION 4.01.          Organization, Standing and Power. Each of the Parent and Merger Sub is duly organized, validly existing, and in good standing under the laws of the respective states of incorporation and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations, and approvals necessary to enable it to own, lease, or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations, and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the Parent or its subsidiaries, a material adverse effect on the ability of the Parent or Merger Sub to perform its obligations under this Agreement, or on the ability of the Parent or Merger Sub to consummate the Transactions (a “Parent Material Adverse Effect”). The Parent is duly qualified to do business in each jurisdiction where the nature of its business or their ownership or leasing of its properties make such qualification necessary and where the failure to so qualify would reasonably be expected to have a Parent Material Adverse Effect. The Parent has delivered to the Company true and complete copies of the Articles of Incorporation of the Parent, as amended to the date of this Agreement (as so amended, the “Parent Charter”), and the Bylaws of the Parent, as amended to the date of this Agreement (as so amended, the “Parent Bylaws”, and together with the Parent Charter, the “Parent Charter Documents”). Merger Sub has delivered to the Company true and complete copies of the Articles of Incorporation of the Merger Sub, as amended to the date of this Agreement (as so amended, the “Merger Sub Charter”).

SECTION 4.02.          Merger Subsidiaries; Equity Interests. Except for Merger Sub and as otherwise set forth in the Parent SEC Documents (as defined in Section 4.06), the Parent does not own, directly or indirectly, any capital stock, shareholder interest, partnership interest, joint venture interest, or other equity interest in any person.

SECTION 4.03.          Capital Structure. The authorized capital stock of the Parent consists of 300 million shares of common stock, par value $0.001 per share, and 50 million shares of preferred stock, par value $0.001 per share, of which (i) 77,347,106 shares of common stock are issued and outstanding (ii) no shares of preferred stock are issued and outstanding, and (iii) no shares of Parent Stock or preferred stock are held by the Parent in its treasury. No other shares of capital stock or other voting securities of the Parent are issued, reserved for issuance, or outstanding. All outstanding shares of the capital stock of the Parent are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid, and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right, or any similar right under any provision of the Nevada Revised Statutes, the Parent Charter, the Parent Bylaws or any Contract to which the Parent is a party or otherwise bound. There are no bonds, debentures, notes, or other indebtedness of the Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Parent Stock may vote (“Voting Parent Debt”). Except as set forth in the Parent SEC Documents, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements, or undertakings of any kind to which the Parent is a party or by which it is bound (i) obligating the Parent to issue, deliver or sell, or cause to be issued, delivered, or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Parent or any Voting Parent Debt, (ii) obligating the Parent to issue, grant, extend, or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement, or undertaking, or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of the Parent. Except as set forth in the Parent SEC Documents, the Parent is not a party to any agreement granting any security holder of the Parent the right to cause the Parent to register shares of the capital stock or other securities of the Parent held by such security holder under the Securities Act.

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SECTION 4.04.          Authority; Execution and Delivery; Enforceability. The execution, delivery and performance by the Parent and Merger Sub of the Transaction Documents and the consummation by the Parent and Merger Sub of the Transactions have been duly authorized and approved by the Board of Directors of the Parent (on behalf of Parent and Merger Sub) and no other corporate proceedings on the part of the Parent or Merger Sub are necessary to authorize this Agreement and the Transactions. Each Transaction Document executed by the Parent or Merger Sub constitutes a legal, valid, and binding obligation of the Parent and Merger Sub (as applicable), enforceable against the Parent and Merger Sub in accordance with the terms thereof.

SECTION 4.05.          No Conflicts; Consents.

(a)          The execution, delivery and performance by the Parent and Merger Sub of this Agreement, does not, and the consummation of Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated, or guaranteed rights or entitlements of any person under, or result in the creation of any lien upon any of the properties or assets of the Parent or Merger Sub under, any provision of (i) the Parent Charter Documents, (ii) Merger Sub Charter; (iii) any material Contract to which the Parent is a party or by which any of its properties or assets is bound, or (iv) subject to the filings and other matters referred to in Section 4.05(b), any material Judgment or material Law applicable to the Parent or Merger Sub or its properties or assets, other than, in the case of clauses (ii) and (iv) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)          No Consent of, or registration, declaration, or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (A) the filing with the SEC of reports under Sections 13 and 16 of the Exchange Act, (B) filings under state “blue sky” laws, as each may be required in connection with this Agreement and the Transactions, and (C) the filing of the Articles of Merger with the Oregon Secretary of State.

SECTION 4.06.          SEC Documents; Undisclosed Liabilities.

(a)          The Parent has filed all documents required to be filed by the Parent with the SEC pursuant to Sections 13 and 15 of the Exchange Act, as applicable (the “SEC Documents”, and all such documents filed with the SEC in the past two (2) years up to and until the date hereof, the “Parent SEC Documents”).

(b)          As of its respective filing date, each SEC Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC Document, none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Parent included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with the U.S. generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved and fairly present the financial position of Parent as of the dates thereof and the results of its operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

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(c)          Except as set forth in the Parent SEC Documents, the Parent has no liabilities or obligations of any nature (whether accrued, absolute, contingent, or otherwise) required by GAAP to be set forth on a balance sheet of the Parent or in the notes thereto. The Parent SEC Documents set forth all financial and contractual obligations and liabilities (including any obligations to issue capital stock or other securities of the Parent) due after the date hereof.

SECTION 4.07.          No Finder’s Fee. Parent has not created any obligation (on behalf of itself or Merger Sub) for any finder’s, investment banker’s or broker’s fee in connection with the Transactions.

SECTION 4.08.          Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Documents, from the date of the most recent audited financial statements included in the Parent SEC Documents to the date of this Agreement, the Parent has conducted its business only in the ordinary course, and during such period there has not been:

(a)          any change in the assets, liabilities, financial condition, or operating results of the Parent from that reflected in the Parent SEC Documents, except changes in the ordinary course of business that have not caused, in the aggregate, a Parent Material Adverse Effect;

(b)          any damage, destruction, or loss, whether or not covered by insurance, that would have a Parent Material Adverse Effect;

(c)          any waiver or compromise by the Parent of a valuable right or of a material debt owed to it;

(d)          any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Parent, except in the ordinary course of business and the satisfaction or discharge of which would not have a Parent Material Adverse Effect;

(e)          any material change to a material Contract by which the Parent or any of its assets is bound or subject;

(f)          any material change in any compensation arrangement or agreement with any employee, officer, director, or stockholder;

(g)          any resignation or termination of employment of any officer of the Parent;

(h)          any mortgage, pledge, transfer of a security interest in, or lien, created by the Parent, with respect to any of its material properties or assets, except liens (i) for taxes not yet due or payable, (ii) that arise in the ordinary course of business and (iii) that do not materially impair the Parent’s ownership or use of such property or assets or would not cause or be reasonably expected to cause a Parent Material Adverse Effect;

(i)          any loans or guarantees made by the Parent to or for the benefit of its employees, officers, or directors, or any shareholders of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

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(j)          any declaration, setting aside or payment or other distribution in respect of any of the Parent’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Parent;

(k)         any alteration of the Parent’s method of accounting or the identity of its auditors;

(l)          any issuance of equity securities to any officer, director, or affiliate; or

(m)        any arrangement or commitment by the Parent to do any of the things described in this Section 4.08.

SECTION 4.09.          Taxes.

(a)          The Parent has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file, any delinquency in filing or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)          The most recent financial statements contained in the Parent SEC Documents reflect an adequate reserve for all Taxes payable by the Parent (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Parent, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c)          There are no liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Parent. The Parent is not bound by any agreement with respect to Taxes.

SECTION 4.10.          ERISA Compliance; Excess Parachute Payments. The Parent does not, and since its inception never has, maintained, or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other Parent benefit plan for the benefit of any current or former employees, consultants, officers or directors of Parent.

SECTION 4.11.          Litigation. Except as disclosed in the Parent SEC Documents, there is no Action which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Parent Stock, or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Parent Material Adverse Effect and neither the Parent nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

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SECTION 4.12.          Compliance with Applicable Laws. Except as disclosed in the Parent SEC Documents, the Parent is in compliance with all applicable Laws, including those relating to occupational health and safety, the environment, export controls, trade sanctions, and embargoes, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Except as set forth in the Parent SEC Documents, the Parent has not received any written communication during the past two (2) years from a Governmental Entity that alleges that the Parent is not in compliance with any applicable Law. The Parent is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it, except where such noncompliance could not have or reasonably be expected to result in a Parent Material Adverse Effect.

SECTION 4.13.          Contracts. Except as disclosed in the Parent SEC Documents, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations, or prospects of the Parent taken as a whole. The Parent is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

SECTION 4.14.          Title to Properties. The Parent has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which the Parent has leasehold interests, are free and clear of all liens and except for liens that, in the aggregate, do not and will not result in a Parent Material Adverse Effect. The Parent has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect.

SECTION 4.15.          Intellectual Property. The Parent owns, or is validly licensed or otherwise has the right to use, all Intellectual Property Rights which are material to the conduct of the business of the Parent taken as a whole.

SECTION 4.16.          Labor Matters. There are no collective bargaining or other labor union agreements to which the Parent is a party or by which it is bound. No labor dispute exists or, to the knowledge of the Parent, is imminent with respect to any of the employees of the Parent which would reasonably be expected to result in a Parent Material Adverse Effect.

SECTION 4.17.         Transactions With Affiliates and Employees. Except as set forth in the Parent SEC Documents, none of the officers or directors of the Parent and, to the knowledge of the Parent, none of the employees of the Parent is presently a party to any transaction with the Parent or any subsidiary (other than for services as employees, officers, and directors), including any contract, agreement, or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director, or such employee or, to the knowledge of the Parent, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee, or partner.

SECTION 4.18.          Application of Takeover Protections. The Parent has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement), or other similar anti-takeover provision under the Parent’s Charter Documents or the laws of its state of incorporation that is or could become applicable to the Shareholders as a result of the Shareholders and the Parent fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Parent Stock and the Shareholders’ ownership of the Parent Stock.

SECTION 4.19.          No Additional Agreements. The Parent does not have any agreement or understanding with the Shareholders with respect to the Transactions other than as specified in this Agreement.

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SECTION 4.20.          Investment Company. The Parent is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 4.21.          Discharge of Implied Warranties. Parent has performed extensive due diligence and investigations with respect to the Company with the intention of forming its own conclusions regarding the condition (financial and otherwise), value, property, liabilities, contacts, contingencies, prospects, risks, and other incidents of the Company’s business in response to the parties’ express intention and agreement that as of the Closing the sale hereunder shall be without representation or warranty of any kind (express or implied) regarding Company, except as set forth in Article III hereof.

SECTION 4.22.          Solvency. Immediately after the consummation of the Transactions, (a) the aggregate fair value of the assets of  Parent will exceed their aggregate Indebtedness and other liabilities, subordinated, contingent or otherwise (as determined on a consolidated basis), (b) the aggregate present fair saleable value of the property of  Parent will be greater than the aggregate amount that will be required to pay their probable obligations of Indebtedness and other liabilities, subordinated, contingent or otherwise, as such Indebtedness and other liabilities become absolute and matured (as determined on a consolidated basis), and (c)  Parent will be able to pay their respective Indebtedness and other liabilities, subordinated, contingent or otherwise, as such Indebtedness and other liabilities become absolute and matured.

SECTION 4.23.          Interim Operation of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions contemplated hereunder. Merger Sub has engaged in no other business activities and Merger Sub has conducted its operations only as contemplated hereby.

ARTICLE V

Conditions Precedent

SECTION 5.01.          Conditions to each Party’s Obligations to Effect the Merger. The respective obligations of each party to consummate the Merger are subject to the satisfaction, or to the extent permitted by applicable law, the written waiver at or prior to the Effective Time of each of the following conditions:

(a)          This Agreement and the Transactions shall have received approval from the shareholders of the Company.

(b)          Other than the filing of the Articles of Merger with the Secretary of State of Oregon, all Consents, third party consents, and notices that are legally required to be obtained or provided for the consummation of the Merger and the Transactions, shall have been satisfied, filed, occurred, or been obtained, other than such Consents and third party consents (i) as Parent and Company agree Company shall not seek or obtain, or (ii) the failure of which to obtain would not result, or reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect or as a result of the Transactions, a Parent Material Adverse Effect.

(c)          No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any statute, rule, regulation, executive order, decree, injunction, or other order (whether temporary, preliminary, or permanent) that (i) is in effect, and (ii) has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

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(d)          There shall not be pending any action, proceeding, or other application brought by any Governmental Entity: (i) challenging or seeking to restrain or prohibit the consummation of the Transactions, or seeking to obtain any material damages in connection therewith; or (ii) seeking to prohibit or impose any material limitations on Parent’s or the Surviving Corporation’s ownership or operation of all or any portion of Company’s business or to compel Parent or Surviving Corporation to dispose of or hold separate all or any material portion of the assets of Company as a result of the Transactions.

SECTION 5.02.         Conditions of Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are further subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a)          The representations and warranties of Company and the Shareholders in this Agreement shall be true and correct in all respects on the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date).

(b)          The Company shall have performed in all material respects all agreements and covenants required to be performed by it under this Agreement prior to the Closing Date.

(c)          The Shareholders shall have delivered Certificates (or affidavits of lost stock certificates) together with a duly executed Letters of Transmittal;

(d)          Qayed Shareef, the Chief Executive Officer of the Company, shall have executed and delivered a Leak-Out and Lockup Agreement, substantially in the form attached hereto as Exhibit D (the “Lockup Agreement”), which Lockup Agreement may only be released by the Board of Directors of Parent.

(e)          Qayed Shareef shall have executed and delivered to Parent that certain Employment Agreement attached hereto as Exhibit E (the “Employment Agreement”) and that certain Indemnification Agreement attached hereto as Exhibit F (the “Indemnification Agreement”).

(f)          The Shareholders shall have executed and delivered to Parent that certain Put Agreement attached hereto as Exhibit G (the “Put Agreement”).

(g)          The Company shall have delivered to the Parent evidence of the resignation of Michael Poutre as the Parent’s Chief Executive Officer and as a Director of the Parentand Kasian Franks as Chairman of the Parent’s Board of Directors and as Chief Visionary Officer, effective as of the Effective Time.

(h)          The Company shall have delivered a secretary’s certificate of the Company certifying as to the Company Charter Documents and the resolutions of the shareholders of the Company approving the Merger.

SECTION 5.03.          Conditions to Obligations of Company. The obligation of Company to consummate the Merger is subject to the satisfaction, or to the extent permitted by applicable law, the written waiver at or prior to the Effective Time of each of the following conditions:

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(a)          The representations and warranties of Parent and Merger Sub in this Agreement shall be true and correct in all respects on the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date).

(b)          Parent and Merger Sub shall have performed in all material respects all agreements and covenants required to be performed by them under this Agreement prior to the Closing Date.

(c)          The Parent shall have delivered to the Company, evidence of (1) the election of Qayed Shareef as Chief Executive Officer and Director of the Parent and approval of the Employment Agreement and Indemnification Agreement relating thereto (2) (2) the resignation of Michael Poutre as the Parent’s Chief Executive Officer and as a Director of the Parent; and (3) the resignation of Kasian Franks as Chairman of the Parent’s Board of Directors, in each case, effective as of the Effective Time.

(d)          The Parent shall have delivered to the Shareholders, certificates representing the new shares of Parent Stock to be issued to the Shareholders in respect of the Merger Consideration.

(e)          The Parent shall have executed and delivered the Lockup Agreement, the Employment Agreement, the Indemnification Agreement and the Put Agreement.

(f)          The Parent shall have delivered a copy of the resolutions of the Board of Directors of Parent and Merger Sub approving the Transactions, including, without limitation, the Merger.

ARTICLE VI

Covenants

SECTION 6.01.          Audit of Company Financial Statements. The Company shall deliver to Parent audited financial statements for the Company’s most recently completed last two (2) fiscal years (or portion thereof, as applicable) and unaudited financial statements for any subsequent interim quarterly period no later than 71 days from the Closing Date.

SECTION 6.02.          Public Announcements. The Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to the Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

SECTION 6.03.          Fees and Expenses. All fees and expenses incurred by the Company and the Parent in connection with this Agreement and the Transactions contemplated hereunder shall be paid by the Parent, whether or not the Merger is consummated.

SECTION 6.04.          Financings. Parent shall use its best efforts to complete an equity financing or series of equity financings to raise approximately $2,000,000 no later than 120 days from the Closing Date.

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SECTION 6.05.         Offers and Directors. The Parent shall cause the Surviving Corporation to maintain Company’s existing indemnification provisions (including with respect to advancement of expenses) as of the date hereof with respect to present and former directors, officers, employees, and agents of Company and all other persons who may presently serve or have served at Company’s request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (collectively, the “Indemnified Parties”) for all expenses, judgments, fines, and amounts paid in settlement by reason of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time to the fullest extent permitted or required under applicable law and Company’s articles of incorporation and bylaws in effect as of the date of this Agreement (to the extent consistent with applicable law), for a period of five years after the Effective Time, as well as any rights to indemnification and advancement of expenses provided in employment agreements or indemnification agreements between Company and any Indemnified Parties, and shall cause the Surviving Corporation to perform (and guarantees that the Surviving Corporation shall perform) its obligations under such indemnification provisions and agreements in accordance with their respective terms. The provisions of this Section 6.05 are for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs, and their representatives.

SECTION 6.06.         Legal Conditions to the Merger. Each of Parent, Merger Sub, and Company will take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it with respect to the Merger and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon the other. Each of Parent, Merger Sub, and Company will take, and will cause its respective subsidiaries to take, all reasonable actions to obtain (and to cooperate with the other parties in obtaining) any consent, approval, order, or authorization of, or any exemption by, any Governmental Entity, or other third party, required to be obtained or made by Company or Parent or their respective subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

ARTICLE VII

Termination

SECTION 7.01.         Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

(a)          by mutual written consent of Parent and Company;

(b)          by either Parent or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or agreement in this Agreement) if (i) there has been a material breach by the non-terminating party of any representation, warranty, covenant, or agreement set forth in the Agreement that results in the closing conditions in Article V in the terminating party’s favor not being capable of being met by the date set forth in Section 7.01(c) below; provided, however, that if such breach is curable, then this Agreement may not be terminated until the earlier of (i) 15 days after delivery of reasonably detailed written notice of such untruth or inaccuracy or breach, or (ii) the date on which the non-terminating party ceases to exercise commercially reasonable efforts to cure such untruth or inaccuracy or breach; or

(c)          by either Parent or Company if the Merger has not been consummated within two business days of the date hereof; provided that no breach of this Agreement by the terminating party has been a principal cause of or resulted in the failure of the Merger to have been consummated on or before such date.

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SECTION 7.02.         Effect of Termination. In the event of termination of this Agreement by either Company or Parent as provided in Section 7.01, this Agreement shall be void and have no effect, and there shall be no liability or obligation on the part of Parent, Merger Sub, the Shareholders or Company, or their respective officers or directors and shareholders under this Agreement, except that (i) the provisions of Sections 6.03 (Fees and Expenses), 7.02 (Effect of Termination), 8.04 (Remedies), and 8.09 (Governing Law), shall survive any such termination and abandonment, (ii) no party shall be released or relieved from any liability arising from the willful breach by such party of any of its representations, warranties, covenants, or agreements as set forth in this Agreement, and (iii) each party shall return or destroy any due diligence and other materials received from the other party.

ARTICLE VIII

Miscellaneous

SECTION 8.01.          Notices. All notices, requests, claims, demands, and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Parent, to:

Mimvi, Inc.

440 Wolfe Road

Sunnyvale, CA 94085

Attn: Chief Executive Officer

408-940-6468

With a copy to:

Richardson & Patel LLP

1100 Glendon Avenue, Suite 850

Los Angeles, CA 90024

Attn: Nimish Patel, Esq.

npatel@richardsonpatel.com

310-208-1182

If to the Company, to:

Qayed Shareef, CEO

Adaptive Media, Inc.

26050 Acero, Suite 315

Mission Viejo, CA, 92691

With a copy to:

Manatt, Phelps & Phillips, LLP

11355 Olympic Blvd.

Los Angeles, CA 90064

Attn: David Grinberg

dgrinberg@manatt.com

310-312-4238

If to the Shareholders to each Shareholder at the address set forth on such Shareholder’s signature page hereto.

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SECTION 8.02.          Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by the Company, Parent, and the Shareholders. No waiver of any default with respect to any provision, condition, or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

SECTION 8.03.          Replacement of Securities. If any certificate or instrument evidencing any Parent Stock is mutilated, lost, stolen, or destroyed, the Parent shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefore, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Parent of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement certificate or instrument. If a replacement certificate or instrument evidencing any Parent Stock is requested due to a mutilation thereof, the Parent may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

SECTION 8.04.          Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Shareholders, Parent, and the Company will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation, the defense that a remedy at law would be adequate. Notwithstanding the foregoing, no Party shall be liable to any other Party for any lost profits or incidental, consequential, indirect or punitive damages.

SECTION 8.05.         Time Limitations for Claims. The representations, warranties, covenants, and agreements of Company, the Shareholders, Parent and Merger Sub set forth in this Agreement shall survive Closing and the Effective Time and shall continue until the 18-month anniversary of the Closing Date, at which time all representations and warranties and the right to assert claims based thereon shall expire. Notwithstanding the previous sentence, no time limit shall apply (other than the applicable statute of limitations) for claims arising from (a) intentional fraud or willful misrepresentation; (b) any breaches of representations and warranties in Sections 2.01, 2.02, 2.04, 3.01, 3.02, 3.03, 3.05, 3.05, 3.09, 4.01, 4.03, 4.04, 4.07 and 4.09.

SECTION 8.06.         Limitations on Damages and Recourse Remedies. Except for claims based on intentional fraud or willful misrepresentation, (a) the aggregate liability of any Shareholder hereunder in respect of breaches of such Shareholder’s representations and warranties shall not exceed the amount of Merger Consideration received by such Shareholder and (b) claims by Parent or Merger Sub against Qayed Shareef based on any breaches of the representations and warranties made by him hereunder shall be satisfied solely from the shares of Parent Stock held by him pursuant to the Lockup Agreement at such time as such claim is finally settled and not through any other recourse at law or equity.

SECTION 8.07.         Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

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SECTION 8.08.          Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that Transactions contemplated hereby are fulfilled to the extent possible.

SECTION 8.09.          Counterparts; Facsimile Execution. This Agreement may be executed in one (1) or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and facsimile or electronic delivery of this Agreement is legal, valid, and binding for all purposes.

SECTION 8.10.         Entire Agreement; Third Party Beneficiaries. This Agreement and the Company Disclosure Schedule, together (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions, and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

SECTION 8.11.          Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without reference to principles of conflicts of laws. Any action or proceeding brought for the purpose of enforcement of any term or provision of this Agreement shall be brought only in the federal or state courts sitting in California and the parties hereby waive any and all rights to trial by jury.

SECTION 8.12.          Assignment. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

[Signature Page Follows.]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Securities Exchange Agreement and Plan of Merger as of the date first above written.

The Parent:

MIMVI, INC.

	By:	/s/ Michael Poutre
Michael Poutre, Chief Executive Officer

The Merger Sub:

ADAPTIVE MEDIA ACQUISITION CO., INC.

	By:	/s/ Michael Poutre
Michael Poutre, Chief Executive Officer

The Company:

ADAPTIVE MEDIA, INC.

	By:	/s/ Qayed Shareef
Qayed Shareef, Chief Executive Officer

AGREED AND ACCEPTED:

The Shareholders:

/s/ Qayed Shareef	/s/ Kim Reed Perell
Name: Qayed Shareef	Name: Kim Reed Perell
Address: 26050 Acero, Suite 315	Address:
Mission Viejo, CA 92691

/s/ Jeff Morgan
Name: Jeff Morgan, Trustee of the Morgan Family Trust dated February 1, 2000
Address:

[Signature Page to Agreement and Plan of Merger]

COMPANY DISCLOSURE SCHEDULES

This confidential Disclosure Schedule (this “Company Disclosure Schedule”) is delivered pursuant to that certain Agreement and Plan of Merger (the “Agreement”) dated July 1, 2013, by and among Mimvi, Inc., a Nevada corporation (the “Parent”), Adaptive Media Acquisition Co., Inc., an Oregon corporation and a wholly-owned subsidiary of Parent (the “Merger Sub”), Adaptive Media, Inc., an Oregon corporation (the “Company”), Qayed Shareef, Morgan Family Trust, dated February 1, 2000 and Kim Reed Perell (each a “Shareholder” and collectively, the “Shareholders”).

The section numbers in this Disclosure Schedule correspond to the section numbers in the Agreement. Any information disclosed in one section of this Disclosure Schedule shall be deemed to be disclosed in and incorporated into any other section to which the applicability of such disclosure is reasonably apparent from the text or context of such information. All capitalized terms in this Disclosure Schedule shall have the meanings given them in the Agreement, unless otherwise indicated in this Disclosure Schedule.

Each disclosure made in this Disclosure Schedule should be read together with, and is qualified by, the other pertinent information contained in this Disclosure Schedule to the extent to which a reasonable person would read such disclosures together with, and would deem such disclosures qualified by, other pertinent information contained in this Disclosure Schedule. The descriptions of the agreements, plans, policies and other documents referred to in this Disclosure Schedule (the “Documents”) are intended to be summaries and are qualified by the actual terms of the Documents themselves.

  No reference in this Disclosure Schedule to any agreement or document shall be construed as an admission or indication to any party other than to Parent and Merger Sub that such agreement or document is enforceable or currently in effect under such agreement or document. No disclosure in this Disclosure Schedule relating to any possible breach or violation of any agreement, law, or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

Section 3.06 - Benefit Plans

1.	Health insurance plan insuring the employees of the Company issued by Anthem Blue Cross/Blue Cross of California, including:

A.	Double Platinum Plus 100-80

B.	$35 Co-pay W Genrx

C.	Classic Select $30 HMO

D.	Classic Select $40 HMO

E.	PPO $40 Co-pay

F.	Vision PL

G.	Workers Compensation

Section 3.10 – Contracts

1.	Financing and Security Agreement dated January 16,2013 by and between the Company and Fast Pay Partners, LLC. The Company factors it's receivables pursuant to this contract. To date, the Company has factored approximately $120,000 and it records those amounts on its financial statements as payable obligations.

2.	Alicia Executive Suites Full Service Suite Lease for Suite #316. The term of the lease is 6 months beginning January 23, 2013. This lease is now a month-to-month lease.

3.	Alicia Executive Suites Full Service Suite Lease fore Suite #318. The term of this lease is month-to-month beginning April 1, 2013.

4.	Advertising Agreements:

A.	Advertising.com

i.	PO – 1/30/13-6/30/13

B.	Altitude Digital Partners

i.	IO - New Facets Entertainment (Highwaytofame.tv, highwaytofame.com, newfacets.tv/projectethos.tv) – Executed by Adaptive on Jan 28, 2013

C.	Adconion Direct

i.	IO - ladolcevitae.com – Cedar Sinai – 2/21/13-6/30/13

ii.	IO - bostonherald.com – 6/20/13-6/30/13

iii.	IO - lasvegassun.com – 6/20/13-6/30/13

iv.	IO - newsday.com – 6/20/13-6/30/13

v.	IO - postgazette.com – 6/20/13-6/30/13

D.	AutoMotoTV

E.	Break Media

i.	PO - Nextpoint.com – 3/26/13 – open

F.	Burst Media

i.	IO - 6/10/13-6/9/14 – automatically renews annually

G.	CPX Interactive

i.	PO - Effective date - 3/29/13

H.	Creafi Media

i.	PO - 11/29/12-11/29/13

I.	DSNR Media Group

J.	Meetme, Inc.

i.	IO - 12/11/12-12/31/13

K.	MetaNetwork ADV

i.	IO – 6/11/13. The start date is 11/6/13 and the end date is TBD.

L.	NeuLion

M.	SpotXchange

i.	PO – 4/24/13-4/23/14

N.	The Video Network Pty LTD

i.	PO – 6/11/13-6/10/15

O.	Undertone (Two Agreements)

i.	IO – 1/8/13-12/31/13

ii.	IO – 1/8/13-12/31/13

P.	Ybrant

5.	Publisher Agreements:

A.	495 Communications

B.	Automotive TV

C.	Cactus Media

D.	Confident Technologies

i.	Exclusive Publish - 3/26/13

E.	Hutch Media

i.	Non-Exclusive Publish – 6/11/13

F.	Immediate LLC

G.	La Dolce Vitae, Inc.

i.	Exclusive Publish - 6/11/13-6/10/14

H.	OverAdMedia

i.	Non-Exclusive Publish - 5/23/13-5/22/14

I.	Rebellion Media

i.	Exclusive Publish - 5/2/13 – 5/1/14

J.	RYOT LLC

i.	Exclusive Publish – 3/5/13-3/4/14.

K.	Sortable

i.	Non-Exclusive Publish – 6/17/13-6/16/14

L.	Technorati Media

M.	TunaMedia Inc. / HollywoodTuna.com

i.	Exclusive Publish – 6/10/13

Section 3.13 – Insurance (Excluding Benefit Plans)

1.	Workers Compensation and Employers Liability Insurance Policy insuring the Company and issued by Employers Compensation Insurance Co.

Section 3.24 – Indebtedness

1.	Approximately $3000.00 of credit card debt.
2.	Approximately $120,000.00 of factoring obligations.

EXHIBIT A

SHAREHOLDERS AND COMPANY SHARES

Shareholder	Company Shares	Shares of Parent Stock To Be Received as Merger Consideration
Qayed Shareef	8,334	27,918,900
Morgan Family Trust dated February 1, 2000	833	2,790,550
Kim Reed Perell	833	2,790,550
Totals	10,000	33,500,000

EXHIBIT B

ARTICLES OF MERGER

OF

ADAPTIVE MEDIA ACQUISITION CO., INC.

WITH AND INTO

ADAPTIVE MEDIA, INC.

July 1, 2013

The following Articles of Merger have been duly adopted and are submitted in accordance with the Oregon Revised Statutes, Chapter 60 (Private Corporations) (the “Oregon Statutes”), pursuant to Section 60.481 of the Oregon Statutes:

First:	The exact name, form/entity type and jurisdiction of the merger party (“Merging Corporation”) is:

Name	Jurisdiction	Form/Entity Type
Adaptive Media Acquisition Co, Inc.	Oregon	Corporation

Second:	The exact name, form/entity type and jurisdiction of the surviving party (“Surviving Entity”) is:

Name	Jurisdiction	Form/Entity Type
Adaptive Media, Inc.	Oregon	Corporation

Third:	On the Effective Date (as defined below), Merging Corporation shall be merged with and into Surviving Entity and the separate existence of Merging Corporation shall cease (the “Merger”). Surviving Entity is the surviving entity of the Merger. A copy of the Plan of Merger is attached hereto as Exhibit A and made a part hereof by reference as if fully set forth herein.

Each share of Merging Corporation common stock, issued and outstanding immediately prior to the Effective Date, shall be converted into one validly issued, fully paid, and nonassessable share of Surviving Entity common stock. Each share of Surviving Entity common stock shall (except as set forth in the Plan of Merger) be converted into the right to receive 3,350 newly issued shares of common stock of the parent of the Merging Corporation (the “Parent”). On the Effective Date, all shares of Surviving Entity common stock shall no longer be outstanding and shall be cancelled and cease to exist, and each certificate previously representing any such shares shall represent only the right to receive the applicable merger consideration.

Fourth:	The Merger shall become effective (“Effective Date”) on the date of filing these Articles of Merger with the Oregon Secretary of State.

Fifth:	The Surviving Entity’s capital stock consists of 10,000 shares of common stock (one vote per share) which is held by three shareholders. In accordance with §60.487 of the Oregon Statutes, shareholder approval for the Merger is required and the Plan of Merger was approved on July 1, 2003 unanimously by the shareholders holding 100% of the outstanding common stock of the Surviving Entity.

Sixth:	The Merging Corporation’s capital stock consists of 10,000 shares of common stock (one vote per share) which is held by its sole shareholder. In accordance with §60.487 of the Oregon Statues, shareholder approval for the Merger is required and the Plan of Merger was approved on July 1, 2003 by the sole shareholder of the Merging Corporation.

Seventh:	The Surviving Entity’s principle address in its home state is c/o Steven H. Hull, 900 SW Fifth Avenue, Suite 2600, Portland, Oregon 97204.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, on the date first set forth above the parties have executed and delivered these Articles of Merger.

ADAPTIVE MEDIA, INC.

By:
Qayed Shareef, Chief Executive Officer

ADAPTIVE MEDIA ACQUISITION CO, INC.

By:
Michael Poutre, Chief Executive Officer

EXHIBIT A

PLAN OF MERGER

OF

ADAPTIVE MEDIA ACQUISITION CO., INC.

INTO

ADAPTIVE MEDIA, INC.

Article I
Names of Constituent Corporations and
of Surviving Corporation

The names of the constituent corporations are Adaptive Media Acquisition Co., Inc., an Oregon corporation (“Merging Corporation”) and Adaptive Media, Inc., an Oregon Corporation (“Surviving Corporation”).

Article II
Terms and Conditions of Proposed Merger

1.                  On the date of filing of Articles of Merger with the Oregon Secretary of State (“Effective Date”), Merging Corporation shall be merged with and into Surviving Entity and the separate existence of Merging Corporation shall cease (the “Merger”). Surviving Corporation is the surviving entity of the Merger.

2.                  Each share of Merging Company common stock issued and outstanding immediately prior to the Effective Date, shall be converted into one validly issued, fully paid, and nonassessable share of Surviving Corporation common stock (“Surviving Corporation Common Stock”), with the stock certificate of Merging Corporation evidencing ownership of such share of Surviving Corporation Common Stock.

3.                  Each share of Surviving Corporation common stock issued and outstanding immediately prior to the Effective Date (“Company Shares”) shall, without any action on the part of the holder thereof be converted into the right to receive 3,350 newly issued shares of common stock, par value $0.001 per share of Mimvi, Inc., the parent of Merging Corporation (“Merger Consideration”).

4.                  From and after the Effective Date, all Company Shares shall no longer be outstanding and shall be cancelled and cease to exist, and each certificate previously representing any Company Shares shall represent only the right to receive the applicable Merger Consideration.

EXHIBIT C

LETTER OF TRANSMITTAL

To Accompany Certificates Representing Shares of

Common Stock of

ADAPTIVE MEDIA, INC.

To:	Mimvi, Inc.

c/o Richardson & Patel LLP

1100 Glendon Avenue, Suite 850

Los Angeles, CA 90024

Attn: Nimish Patel, Esq.

Ladies and Gentlemen:

In connection with the Agreement and Plan of Merger (the “Merger Agreement”), by and among Mimvi, Inc., a Nevada corporation (the “Parent”), Adaptive Media Acquisition Co., Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Adaptive Media, Inc., an Oregon corporation (the “Company”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), the undersigned hereby transmits to you for exchange, on the terms and conditions of the Merger Agreement and this Letter of Transmittal, the number of shares of common stock of the Company (the “Company Shares”), represented by the certificate(s) surrendered hereby. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

Please mail to the undersigned the shares of Parent Stock to be received by the undersigned as Merger Consideration applicable to the Company Shares owned by the undersigned pursuant to the Merger Agreement. The undersigned hereby requests that the Parent Stock to which the undersigned is entitled be issued in the name, and delivered to the name and address, set forth below.

The undersigned acknowledges that he or she has received and reviewed the Merger Agreement and this Letter of Transmittal, which together constitutes the Company’s notification of the terms and conditions of the Merger. The undersigned understands that surrender of the certificate(s) of Company Shares is not made in acceptable form until receipt in satisfactory form by the Parent of this Letter of Transmittal, or a facsimile or pdf hereof, duly completed and manually signed. The undersigned understands that the delivery of the Merger Consideration to which the undersigned is entitled will be made as promptly as is practicable after surrender of the certificate(s) of the Company Shares to the Parent has been made in acceptable form, and after the Effective Time of the Merger.

By signing and returning this Letter of Transmittal, the undersigned hereby approves the transactions set forth in and contemplated by the Merger Agreement, including the transactions set forth in and contemplated by the documents attached as exhibits to the Merger Agreement, with the intention that such actions will have the same force and effect as if taken by a vote of the shareholders of the Company at a meeting duly called and held.

PLEASE SIGN HERE

(X)		Dated:

(X)		Telephone No.:
Signature(s) of registered holder(s)

DESCRIPTION OF SHARES	Shares Tendered
Name(s) and Address(es) of Registered Holder(s) as they appear on the Stock Certificate(s) (Please fill in)	Certificate Number(s)	Total Number Of Shares Represented by Each Certificate

Total Shares:

EXHIBIT D

LEAK-OUT AND LOCKUP AGREEMENT

THIS LEAK-OUT AND LOCKUP AGREEMENT (the “Agreement”) is made and entered into as of July 1, 2013, between Mimvi, Inc., a Nevada corporation (the “Company”), and Qayed Shareef (the “Shareholder”). For all purposes of this Agreement, “Shareholder” includes any affiliate, controlling person of Shareholder, agent, representative, or other person with whom Shareholder is acting in concert.

WHEREAS, the Company and the Shareholder have agreed to enter into this Agreement to restrict the public sale, assignment, transfer, conveyance, hypothecation, or alienation of the common stock represented by Certificate Number 2088, representing 27,918,900 shares of the Company’s common stock (the “Lock-Up Shares”), all on the terms set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.          Except as otherwise expressly provided herein, the Shareholder agrees that he will not sell, assign, pledge, hypothecate, encumber, or transfer any of the Lock-Up Shares or any interest therein, until the 20-month anniversary of this Agreement (“Lock-Up Period”), provided that the Shareholder may transfer Lock-Up Shares (i) by gift, will, intestacy or other estate planning purposes provided that the transferee executes an agreement stating that the transferee is receiving and holding the securities subject to the provisions of this Agreement; or (ii) to the Company pursuant to the Put Agreement between the Shareholder and the Company of even date herewith or pursuant to the settlement of any claim or dispute between the Company and the Shareholder. The Shareholder shall immediately deliver certificate representing all of the Lock-Up Shares to V Stock Transfer, LLC (the “Transfer Agent”) and the Transfer Agent shall hold the Lock-Up Shares, subject to the monthly release schedule set forth below, during the Lock-Up Period. The Company and the Shareholder agree to execute any documents reasonably required by the Transfer Agent in connection with this Agreement.

(a)          Following receipt of the certificates representing the Lock-Up Shares, the Transfer Agent shall immediately deliver back to the Shareholder 1,000,000 shares of the Lock-Up Shares and, on the 1st of each month thereafter (beginning July 1, 2013), shall deliver an additional 1,000,000 shares of the Lock-Up shares until all Lock-Up Shares have been delivered to the Shareholder (the “Leak-Out Shares”). The Leak-Out Shares, once released by the Transfer Agent in compliance with this Agreement, shall not be subject to any restrictions imposed by this Agreement.

(b)          The Leak-Out Shares shall be delivered to the Shareholder in such manner as the Shareholder and the Transfer Agent may mutually determine, whether in paper certificate, DWAC (Deposit/Withdrawal at Custodian), DRS (Direct Registration System) or other acceptable form of delivery, subject to compliance with all applicable securities laws and regulations.

(c)          The Shareholder agrees that he will not engage in any short selling (as defined under Rule 200 of Regulation SHO under the Securities Exchange Act of 1934, as amended) of the Lock-Up Shares or the Leak-Out Shares during the Lock-Up Period.

2.          Notwithstanding anything to the contrary set forth herein, the Company may, in its sole discretion and in good faith, at any time and from time to time, waive any of the conditions or restrictions contained herein to increase the liquidity of the common stock or if such waiver would otherwise be in the best interests of the development of the trading market for the common stock. At the time of any such waiver, the Shareholder’s common stock can be publicly sold in accordance with the Securities Act of 1933, as amended or Rule 144 promulgated thereunder by the Securities and Exchange Commission or otherwise.

3.          In the event of: (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(l) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 50% of the voting securities of the Company or (b) the merger or consolidation by the Company into or with any other person, or the merger or consolidation by any other person into or with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the Company or the successor entity of such transaction, or (c) the sale or transfer by the Company all or substantially all of its assets to another person and the stockholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the acquiring entity immediately after the transaction, then this Agreement shall terminate as of the closing of such event and the common stock restricted pursuant hereto shall be released from such restrictions.

4.          Except as otherwise provided in this Agreement or any other agreements between the parties, the Shareholder shall be entitled to his respective beneficial rights of ownership of the common stock, including the right to vote the common stock for any and all purposes and the right to receive dividends and distributions thereon.

5.          The number of Lock-Up Shares and Leak-Out Shares shall be appropriately adjusted should the Company make a stock dividend, undergo a forward split or a reverse split of its outstanding shares of common stock, or otherwise reclassify its shares of common stock.

6.          This Agreement may be executed in any number of counterparts with the same force and effect as if all parties had executed the same document.

7.          All notices and communications provided for herein shall be in writing and shall be deemed to be given or made on the date of delivery, if delivered in person, by an internationally recognized overnight delivery service, or by facsimile, to the party entitled to receive the same, if to the Shareholder at the address or facsimile number on the signature page and if to the Company at the address or facsimile number set forth on the signature page, or at such other address or facsimile number as shall be designated by any party hereto in written notice to the other party hereto delivered pursuant to this subsection.

8.          The resale restrictions on the Lock-Up Shares shall be in addition to all other restrictions on transfer imposed by applicable United States and state securities laws, rules and regulations.

9.          If the Company or the Shareholder fail to fully adhere to the terms and conditions of this Agreement, then such party shall be liable to every other party for any damages suffered by any party by reason of any such breach of the terms and conditions hereof. The Shareholder agrees that in the event of a breach of any of the terms and conditions of this Agreement by the Shareholder, that in addition to all other remedies that may be available in law or in equity to the non-defaulting parties, a preliminary and permanent injunction, without bond or surety, and an order of a court requiring such defaulting Shareholder to cease and desist from violating the terms and conditions of this Agreement and specifically requiring such Shareholder to perform his obligations hereunder is fair and reasonable by reason of the inability of the parties to this Agreement to presently determine the type, extent or amount of damages that the Company or the non-defaulting Shareholder may suffer as a result of any breach or continuation thereof.

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10.         This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof, and may not be amended except by a written instrument executed by the parties hereto.

11.         This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and to be performed wholly within said State; and the Company and the Shareholder agree that any action based upon this Agreement may be brought in the United States and state courts of California only, and each submits himself/itself to the jurisdiction of such courts for all purposes hereunder.

12.         In the event of default hereunder, the non-defaulting parties shall be entitled to recover reasonable attorney’s fees incurred in the enforcement of this Agreement.

3

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the day and year first above written.

SHAREHOLDER

By	/s/ Qayed Shareef
Qayed Shareef

Mimvi, Inc.

By	/s/ Kevin Conner
Kevin Conner, Chief Financial Officer

EXHIBIT E

EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made as of the 1st day of July, 2013 (the “Commencement Date”), between Mimvi, Inc., a Nevada corporation (the “Company”), and Qayed Shareef (the “Executive”).

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company pursuant to the terms of this Agreement, as of the Commencement Date.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.           Employment. The term of this Agreement shall extend from the Commencement Date until the third anniversary of the Commencement Date; provided, however, that the term of this Agreement shall automatically be extended for one (1) additional year on the third anniversary of the Commencement Date and each anniversary thereafter unless, not less than one hundred and twenty (120) days prior to each such date, the Company or the Executive shall have given notice to the other that it or he does not wish to extend this Agreement. The term of this Agreement shall be subject to termination as provided in Section 4 and may be referred to herein as the “Term.”

2.           Position and Duties. During the Term, the Executive shall serve as the Chief Executive Officer of the Company, and shall have supervision and control over and responsibility for the day-to-day business and affairs of the Company and shall have such other powers and duties as may from time to time be prescribed by the Company’s Board of Directors (the “Board”), provided that such duties are consistent with the Executive’s position or other positions that he may hold from time to time. The Executive shall devote his full working time and efforts to the business and affairs of the Company.

3.           Compensation and Related Matters.

(a)          Base Salary. The Executive’s initial annual base salary shall be $120,000 for the Term. The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in accordance with the payroll practices of the Company.

(b)          Equity. During the Term, Executive shall be granted options to purchase shares of the Company’s common stock. The options shall be granted pursuant to the Company’s equity incentive plan then in effect (the “Plan”). The Executive agrees to be bound by the terms of the Plan as in effect from time to time.

(c)          Expenses. The Executive shall be entitled to receive reimbursement for all reasonable and verifiable expenses incurred by him in performing services hereunder during the Term, in accordance with the policies and procedures then in effect and established by the Company for its executive officers.

(d)          Other Benefits. During the Term, the Executive shall be entitled to participate in or receive benefits under any executive benefit plan or arrangement which may, in the future, be made available by the Company to its executives and key management executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement. Any payments or benefits payable to the Executive under a plan or arrangement referred to in this Section 3(d) in respect of any calendar year of the Term during which the Executive is employed by the Company for less than the whole of such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such calendar year during which he is so employed.

(e)          Vacations. The Executive shall be entitled to twenty (20) paid vacation days in each calendar year, which shall be accrued ratably during the calendar years of the Term. The Executive shall also be entitled to all paid holidays given by the Company to its executives.

4.           Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a)          Death. The Executive’s employment hereunder shall terminate upon his death.

(b)          Disability. The Company may terminate the Executive’s employment if he is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any twelve-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Executive to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 4(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c)          Termination by Company for Cause. At any time during the Term, the Company may terminate the Executive’s employment hereunder for Cause if at a meeting of the Board called and held for such purpose, a majority of the members of the Board determine in good faith that the Executive is guilty of conduct that constitutes “Cause” as defined herein. For purposes of this Agreement, “Cause” shall mean: (i) conduct by the Executive constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary, and de minimis use of Company property for personal purposes; (ii) the commission by the Executive of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty, or fraud, or any conduct by the Executive that would reasonably be expected to result in material injury to the Company or any of its subsidiaries and affiliates if he were retained in his position; (iii) continued, willful, and deliberate non-performance by the Executive of his duties hereunder (other than by reason of the Executive’s physical or mental illness, incapacity, or disability) which has continued for more than thirty (30) days following written notice of such non-performance from the Board; (iv) a material breach by the Executive of any of the provisions contained in Section 6 of this Agreement; (v) a material violation by the Executive of the Company’s written employment policies which has continued following written notice of such violation from the Board; or (vi) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company in writing to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation. For purposes of clauses (i), (iii), or (vi) hereof, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive without reasonable belief that the Executive’s act or failure to act, was in the best interest of the Company and its subsidiaries and affiliates.

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(d)          Termination by Company without Cause. At any time during the Term, the Company may terminate the Executive’s employment hereunder without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not result from the death or disability of the Executive under Section 4(a) or (b), does not constitute a termination for Cause under Section 4(c), and does not constitute a termination pursuant to the sale of the Company under Section 4(e) shall be deemed a termination without Cause.

(e)          Termination in connection with Sale of the Business. In the event of a sale of the Company (whether by stock sale, asset sale, merger, consolidation, or otherwise), this Agreement shall remain an enforceable obligation of the Company unless (i) expressly assumed by the buyer, or (ii) expressly waived by Executive.

(f)          Termination by the Executive. At any time during the Term, the Executive may terminate his employment hereunder for any reason upon thirty (30) days written notice to the Board.

(g)          Notice of Termination. Except for termination as specified in Section 4(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(h)          Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated on account of disability under Section 4(b) or by the Company for Cause under Section 4(c), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company under Section 4(d), the date on which a Notice of Termination is given; or (iv) if the Executive’s employment is terminated under Section 4(e) in connection with the sale of the Company, the date of the closing of such sale. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

5.           Compensation Upon Termination.

(a)          Termination Generally. If the Executive’s employment with the Company is terminated for any reason during the Term, the Company shall pay or provide to the Executive (or to his authorized representative or estate) any earned but unpaid base salary, incentive compensation earned but not yet paid, unpaid expense reimbursements, accrued but unused vacation, and any vested benefits the Executive may have under any executive benefit plan of the Company (the “Accrued Benefit”) on the Executive’s Date of Termination. Notwithstanding the foregoing, the Accrued Benefit shall not include any Employment Agreement Contingent Compensation, as it is expressly understood that Employment Agreement Contingent Compensation shall not be payable following the termination of the Executive, except for a termination under Sections 4(d) in connection with termination of the Employment Agreement without cause or 4(e) in connection with the sale of the Company (pro-rata as of the date of the closing of such sale).

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(b)          Termination by the Company Without Cause. If the Executive’s employment is terminated by the Company without Cause as provided in Section 4(d), then the Company shall, through the Date of Termination, pay the Executive his Accrued Benefit. If the Executive signs a standard general release of claims in a form and manner satisfactory to the Company and Executive (the “Release”) within twenty-one (21) days of the receipt of the Release and does not revoke such Release during the seven-day revocation period, the Company shall (A) pay the Executive the greater of: (i) the unpaid Base Salary that the Executive, had he not been terminated, would have earned through the end of the Term; and (ii) one year of Base Salary (the “Severance Amount”); and (B) continuation of healthcare benefits for a period at the Company’s cost for a period of eighteen (18) months pursuant to COBRA (collectively, the “Severance”). The Severance Amount shall be paid out in accordance with the Company’s standard payroll practice, beginning on the first payroll date after the Date of Termination or expiration of the seven-day revocation period for the Release, if later. Notwithstanding the foregoing, if the Executive breaches any of the provisions contained in Section 6 of this Agreement, all payments of the Severance Amount shall immediately cease.

6.           Confidential Information, Noncompetition and Cooperation.

(a)          Confidential Information. As used in this Agreement, “Confidential Information” means information belonging to the Company which is of value to the Company in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes, or formulae; software; market or sales information or plans; customer lists; and business plans, prospects, and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company. Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Company, as well as other information to which the Executive may have access in connection with the Executive’s employment. Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive’s duties under Section 6(b).

(b)          Confidentiality. The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Company with respect to all Confidential Information. At all times, both during the Executive’s employment with the Company and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing the Executive’s duties to the Company.

(c)          Documents, Records, etc. All documents, records, data, apparatus, equipment, and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Company or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Company. The Executive will return to the Company all such materials and property as and when requested by the Company. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason. The Executive will not retain with the Executive any such material or property or any copies thereof after such termination.

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(d)          Noncompetition and Nonsolicitation. During the Term, and only during the Term, the Executive will not, without the prior written consent of the Board, directly or indirectly, engage or participate in, be employed by or assist in any manner or in any capacity, or have any interest in or make any loan to any person, firm, corporation or business which engages in any activity anywhere in the world which is similar to or competitive with any business in which the Company is engaged or proposes to engage, so long as the Company (or its successor, if any) shall engage in such activity; provided, however, that the foregoing shall not prevent the Executive from owning beneficially or of record up to five percent (5%) of the outstanding securities of a publicly-held corporation which engages in competitive activities. In addition, during the Term (including any severance period provided by Section 5(b) plus twelve (12) months following the end of the Term, the Executive shall refrain from soliciting or encouraging any executive of the Company to terminate his or her employment by the Company and to become employed by Executive, or any business or entity (other than the Company) with which he is affiliated as an owner, investor, lender, or in any other capacity. Furthermore, during the Term, the Executive will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Company. The Executive understands that the restrictions set forth in this Section 6(d) are intended to protect the Company’s interest in its Confidential Information and established executive, customer, and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose.

(e)          Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(f)          Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate with the Company in connection with any investigation or review of any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 6(f).

(g)          Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the promises set forth in this Section 6, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to Section 7 of this Agreement, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach.

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7.          Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 7 of this Agreement, the parties hereby consent to the jurisdiction of the Superior Court of the State of California and the United States District Court for the Southern District of California.

8.          Integration. This Agreement, together with any other documents contemplated thereby, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.

9.          Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

10.         Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees, and legatees. In the event of the Executive’s death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).

11.         Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12.         Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

13.         Notices. Any notices, requests, demands, and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

14.         Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company (not including the Executive).

15.         Governing Law. This Agreement shall be construed under and be governed in all respects by the laws of the State of California, without giving effect to conflict of laws principles.

16.         Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

MIMVI, INC.

/s/ Kevin Conner
Kevin Conner, Chief Financial Officer

EXECUTIVE

/s/ Qayed Shareef
Qayed Shareef

EXHIBIT F

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (this “Agreement”) is made as of the 1st day of July, 2013, by and between Mimvi, Inc., a Nevada corporation (the “Corporation”), and Qayed Shareef (“Indemnitee”), a director and/or officer of the Corporation.

RECITALS

A. It is essential to the Corporation to retain and attract as directors and officers of the Corporation the most capable persons available.

B. Both the Corporation and Indemnitee recognize the increased risk of litigation and other claims currently being asserted against directors and officers of corporations generally.

C. The Articles of Incorporation, as amended (the "Articles of Incorporation") and Bylaws of the Corporation require the Corporation to indemnify and advance expenses to its directors and officers to the fullest extent permitted under Nevada law, and Indemnitee will serve or has been serving and continues to serve as a director and/or officer of the Corporation in part in reliance on the Corporation’s Articles of Incorporation and Bylaws.

D. In recognition of Indemnitee’s need for (i) substantial protection against personal liability based on Indemnitee’s reliance on the aforesaid Articles of Incorporation and Bylaws, (ii) specific contractual assurance that the protection promised by the Articles of Incorporation and Bylaws will be available to Indemnitee (regardless of, among other things, any amendment to or revocation of the Articles of Incorporation and Bylaws or any change in the composition of the Corporation’s Board of Directors or acquisition transaction relating to the Corporation), and (iii) an inducement to provide effective services to the Corporation as a director and/or officer, the Corporation wishes to provide in this Agreement for the indemnification of and the advancing of expenses to Indemnitee to the fullest extent (whether partial or complete) permitted under Nevada law and as set forth in this Agreement, and, to the extent insurance is maintained, to provide for the continued coverage of Indemnitee under the Corporation’s directors’ and officers’ liability insurance policies.

AGREEMENTS

NOW, THEREFORE, the Corporation and Indemnitee do hereby agree as follows:

1. Agreement to Serve. Indemnitee agrees to serve or continue to serve as a director and/or an officer of the Corporation for so long as he is duly elected or appointed or until such time as he tenders his resignation in writing.

2. Definitions. As used in this Agreement:

(a) “Change of Control” means the occurrence of any of the following events after the date of this Agreement:

(i) A change in the composition of the Board of Directors of the Corporation, as a result of which fewer than a majority of the incumbent directors are directors who either (1) had been directors of the Corporation 12 months prior to such change or (2) were elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the directors who had been directors of the Corporation 12 months prior to such change and who were still in office at the time of the election or nomination; or

(ii) Any “person” (as such term is used in section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) through the acquisition or aggregation of securities is or becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing 40% or more of the combined voting power of the Corporation’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Capital Stock”).

(b) “Disinterested Director” means a director of the Corporation who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

(c) The term “Expenses” shall include, without limitation, expenses, costs and obligations, paid or incurred, of investigations, judicial or administrative proceedings or appeals, amounts paid in settlement by or on behalf of Indemnitee, reasonable attorneys' fees and disbursements and any expenses reasonably and actually incurred in establishing a right to indemnification under Section 8 of this Agreement including, without limitation, those incurred in investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend with respect to any claim, issue or matter relating thereto or in connection therewith, but shall not include the amount of judgments, fines or penalties against Indemnitee.

(d) “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past 5 years has been, retained to represent: (i) the Corporation or Indemnitee in any matter material to either such party, or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Corporation or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.

(e) The term “Proceeding” shall include any threatened, pending or completed action, suit, internal or external investigation or proceeding, and any appeal thereof, whether brought by or in the right of the Corporation or otherwise and whether civil, criminal, administrative or investigative, and/or any inquiry or investigation, in which Indemnitee may be or may have been involved as a party or otherwise, by reason of the fact that Indemnitee is or was a director or officer of the Corporation, by reason of any action taken by him or of any inaction on his part while acting as a director or officer, or by reason of the fact that he is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise; in each case whether or not he is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification or reimbursement can be provided under this Agreement.

(f) References to “other enterprise” shall include employee benefit plans; references to "fines" shall include any excise tax assessed with respect to any employee benefit plan; references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation or its subsidiaries which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Agreement.

3. Indemnity in Third-Party Proceedings. The Corporation shall indemnify Indemnitee in accordance with the provisions of this Section 3 if Indemnitee is a party to or threatened to be made a party to any Proceeding (other than a Proceeding by or in the right of the Corporation to procure a judgment in its favor) by reason of the fact that Indemnitee is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, against all Expenses, judgments, fines and penalties actually and reasonably incurred by Indemnitee in connection with the defense or settlement of such Proceeding, but only if he acted in good faith and in a manner which he reasonably believed to be in the best interests of the Corporation, or, in the case of a criminal action or proceeding, in addition, had no reasonable cause to believe that his conduct was unlawful.

4. Indemnitee in Proceedings by or in the Right of the Corporation. The Corporation shall indemnify Indemnitee in accordance with the provisions of this Section 4 if Indemnitee is a party to or threatened to be made a party to any Proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that Indemnitee is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, against all Expenses actually and reasonably incurred by Indemnitee in connection with the defense or settlement of such Proceeding, but only if he acted in good faith and in a manner which he reasonably believed to be in the best interests of the Corporation, except that no indemnification for Expenses shall be made under this Section 4 in respect of any Proceeding as to which Indemnitee shall have been adjudged to be liable to the Corporation, unless and only to the extent that any court in which such Proceeding was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper. Notwithstanding the foregoing, Indemnitee shall have no right to indemnification for Expenses and the payment of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended.

5. Intentionally omitted.

6. Indemnification of Expenses of Successful Party. Notwithstanding any other provision of this Agreement whatsoever, to the extent that Indemnitee has been successful on the merits or otherwise (including a settlement) in defense of any Proceeding or in defense of any claim, issue or matter therein, including dismissal without prejudice, Indemnitee shall be indemnified against all Expenses reasonably and actually incurred in connection therewith.

7. Advances of Expenses. The Corporation shall advance all reasonable Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding within 20 days after the receipt by the Corporation of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by an undertaking by or on behalf of Indemnitee to repay any Expenses advanced if it shall ultimately be determined that Indemnitee is not entitled to be indemnified against such Expenses.

8. Procedure for Determination of Entitlement to Indemnification.

(a) To obtain indemnification under this Agreement, Indemnitee shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification. The Secretary of the Corporation shall, promptly upon receipt of such a request for indemnification, advise the Board of Directors in writing that Indemnitee has requested indemnification.

(b) Upon written request by Indemnitee for indemnification pursuant to the first sentence of Section 8(a) hereof, a determination, if required by applicable law, with respect to Indemnitee’s entitlement thereto shall be made in the specific case: (i) if a Change of Control (as defined in Section 2) shall have occurred, by Independent Counsel (as defined in Section 2) (unless Indemnitee shall request that such determination be made by the Board of Directors or the stockholders, in which case by the person or persons or in the manner provided for in clauses (ii) or (iii) of this Section 8(b)) in a written opinion to the Board of Directors, a copy of which shall be delivered to Indemnitee; (ii) if a Change of Control shall not have occurred, (A) by the Board of Directors by a majority vote of a quorum consisting of Disinterested Directors (as defined in Section 2), or (B) if a quorum of the Board of Directors consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of Disinterested Directors so directs, by Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to Indemnitee or (C) by the stockholders of the Corporation; or (iii) as provided in Section 9(b) of this Agreement; and, if it is so determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within 20 days after such determination. Indemnitee shall cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any costs or expenses (including reasonable attorney’s fees and disbursements) incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Corporation (irrespective of the determination as to Indemnitee’s entitlement to indemnification), and the Corporation hereby indemnifies and agrees to hold Indemnitee harmless therefrom.

(c) In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 8(b) hereof, the Independent Counsel shall be selected as provided in this Section 8(c). If a Change of Control shall not have occurred, the Independent Counsel shall be selected by the Board of Directors, and the Corporation shall give written notice to Indemnitee advising him of the identity of the Independent Counsel so selected. If a Change of Control shall have occurred, the Independent Counsel shall be selected by Indemnitee (unless Indemnitee shall request that such selection be made by the Board of Directors, in which event the preceding sentence shall apply), and Indemnitee shall give written notice to the Corporation advising it of the identity of the Independent Counsel so selected. In either event, the Indemnitee or the Corporation, as the case may be, may, within 7 days after such written notice of selection shall have been given, deliver to the Corporation or to Indemnitee, as the case may be, a written objection to such selection. Such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 2 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. If such written objection is made, the Independent Counsel so selected may not serve as Independent Counsel unless and until a court has determined that such objection is without merit. If, within 20 days after submission by Indemnitee of a written request for indemnification pursuant to Section 8(a) hereof, no Independent Counsel shall have been selected and not objected to, either the Corporation or Indemnitee may petition the courts of the State of Nevada or other court of competent jurisdiction for resolution of any objection which shall have been made by the Corporation or Indemnitee to the other’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the Court or by such other person as the Court shall designate, and the person with respect to whom an objection is so resolved or the person so appointed shall act as Independent Counsel under Section 8(b) hereof. The Corporation shall pay any and all reasonable fees and expenses of Independent Counsel incurred by such Independent Counsel in connection with acting pursuant to Section 8(b) hereof, and the Corporation shall pay all reasonable fees and expenses incident to the procedures of this Section 8(c), regardless of the manner in which such Independent Counsel was selected or appointed. Upon the due commencement of any judicial proceeding pursuant to Section 11(a)(iii) of this Agreement, Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

9. Presumptions and Effect of Certain Proceedings.

(a) If a Change of Control shall have occurred, in making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 8(a) of this Agreement, and the Corporation shall have the burden of proof to overcome that presumption in connection with the making by any person, persons or entity of any determination contrary to that presumption.

(b) If the person, persons or entity empowered or selected under Section 8 of this Agreement to determine whether Indemnitee is entitled to indemnification shall not have made a determination within 60 days after receipt by the Corporation of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be entitled to such indemnification, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law; provided, however, that such 60-day period may be extended for a reasonable time, not to exceed an additional 30 days, if the person, persons or entity making the determination with respect to entitlement to indemnification in good faith requires such additional time for the obtaining or evaluating of documentation and/or information relating thereto; and provided, further, that the foregoing provisions of this Section 9(b) shall not apply (i) if the determination of entitlement to indemnification is to be made by the stockholders pursuant to Section 8(b) of this Agreement and if (A) within 15 days after receipt by the Corporation of the request for such determination the Board of Directors has resolved to submit such determination to the stockholders for their consideration at an annual meeting thereof to be held within 75 days after such receipt and such determination is made thereat, or (B) a special meeting of stockholders is called within 15 days after such receipt for the purpose of making such determination, such meeting is held for such purpose within 60 days after having been so called and such determination is made thereat; or (ii) if the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 8(b) of this Agreement.

(c) The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that his conduct was unlawful.

10. Notification and Defense of Claim. Promptly after receipt by Indemnitee of notice of the commencement of any Proceeding, Indemnitee will, if a claim in respect thereof is to be made against the Corporation under this Agreement, notify the Corporation of the commencement thereof; but the omission so to notify the Corporation will not relieve it from any liability which it may have to Indemnitee otherwise than under this Agreement. With respect to any Proceeding as to which Indemnitee notifies the Corporation of the commencement thereof:

(a) the Corporation will be entitled to participate therein at its own expense;

(b) Except as otherwise provided below, to the extent that it may wish, the Corporation jointly with any other indemnifying party similarly notified will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Indemnitee. After notice from the Corporation to Indemnitee of its election to assume the defense thereof, the Corporation will not be liable to Indemnitee under this Agreement for any Expenses subsequently incurred by Indemnitee in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. Indemnitee shall have the right to employ his or her own counsel in such Proceeding, but the Expenses associated with the employment of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Corporation, (ii) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Corporation and Indemnitee in the conduct of the defense of such Proceeding or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such Proceeding, in each of which cases the Expenses of Indemnitee’s separate counsel shall be at the expense of the Corporation. The Corporation shall not be entitled to assume the defense of any Proceeding brought by or on behalf of Corporation or as to which Indemnitee shall have made the conclusion provided for in (ii) above; and

(c) Provided there has been no Change of Control, the Corporation shall not be liable to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any Proceeding effected without its written consent, which consent shall not be unreasonably withheld. The Corporation shall be permitted to settle any Proceeding except that it shall not settle any Proceeding in any manner that would impose any penalty, out-of-pocket liability, or limitation on Indemnitee without Indemnitee’s written consent.

11. Remedies of Indemnitee.

(a) In the event that (i) a determination is made pursuant to Section 8 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 7 of this Agreement, (iii) the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 8(b) of this Agreement and such determination shall not have been made and delivered in a written opinion within 90 days after receipt by the Corporation of the request for indemnification, or (iv) payment of indemnification is not made within 20 days after a determination has been made that Indemnitee is entitled to indemnification or such determination is deemed to have been made pursuant to Section 8 or 9 of this Agreement, Indemnitee shall be entitled to an adjudication in an appropriate court of the State of Nevada, or in any other court of competent jurisdiction, of his entitlement to such indemnification of advancement of Expenses.

(b) In the event that a determination shall have been made pursuant to Section 8 of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding commenced pursuant to this Section 11 shall be conducted in all respects as a de novo trial on the merits and Indemnitee shall not be prejudiced by reason of that adverse determination. If a Change of Control shall have occurred, in any judicial proceeding commenced pursuant to this Section 10 the Corporation shall have the burden of proving that Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be.

(c) If a determination shall have been made or deemed to have been made pursuant to Section 8 or 9 of this Agreement that Indemnitee is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to this Section 11, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law.

(d) The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to this Section 11 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court that the Corporation is bound by all the provisions of this Agreement.

(e) In the event that Indemnitee, pursuant to this Section 11, seeks a judicial adjudication to enforce his rights under, or to recover damages for breach of, this Agreement, Indemnitee shall be entitled to recover from the Corporation, and shall be indemnified by the Corporation against, any and all expenses (of the types describe in the definition of Expenses in Section 2 of this Agreement) actually and reasonably incurred by him in such judicial adjudication, but only if he prevails therein. If it shall be determined in said judicial adjudication that Indemnitee is entitled to receive part but not all of the indemnification or advancement or expenses sought, the expenses incurred by Indemnitee in connection with judicial adjudication shall be appropriately prorated.

12. Non-Exclusivity; Survival of Rights; Insurance; Subrogation.

(a) Notwithstanding any other provision of this Agreement, the Corporation hereby agrees to indemnify the Indemnitee to the full extent permitted by law, whether or not such indemnification is specifically authorized by the other provisions of this Agreement, the Corporation's Articles of Incorporation, the Bylaws, or by statute. In the event of any changes, after the date of this Agreement, in any applicable law, statute, or rule that expand the right of a Nevada corporation to indemnify a member of its board of directors or any officer, such changes shall be, ipso facto, within the purview of Indemnitee's rights, and the Corporation's obligations, under this Agreement. In the event of any changes in any applicable law, statute, or rule that narrow the right of a Nevada corporation to indemnify a member of its board of directors or any officer, such changes, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement, shall have no effect on this Agreement or the parties' rights and obligations hereunder.

(b) The indemnification provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may be entitled under the Articles of Incorporation, the Bylaws, any agreement, any vote of stockholders or disinterested directors, the laws of the State of Nevada, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(c) To the extent that the Corporation maintains an insurance policy or policies providing liability insurance for directors, officers, employees, agents or fiduciaries of the Corporation or of any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise which such person serves at the request of the Corporation, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director, officer, employee or agent under such policy or policies.

(d) In the event of any payment under this Agreement, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Corporation to bring suit to enforce such rights.

(e) The Corporation shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

13. Duration of Agreement. This Agreement shall continue until and terminate upon the later of: (a) 10 years after the date that Indemnitee shall have ceased to serve as a director, or (b) the final termination of all pending Proceedings in respect of which Indemnitee is granted rights of indemnification or advancement of Expenses hereunder and of any proceeding commenced by Indemnitee pursuant to Section 11 of this Agreement relating thereto.

14. Exception to Right of Indemnification or Advancement of Expenses. Notwithstanding any other provision of this Agreement, Indemnitee shall not be entitled to indemnification or advancement of Expenses under this Agreement with respect to any Proceeding, or any claim therein, brought or made by him against the Corporation.

15. Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Corporation for some or a portion of the Expenses, judgments, fines or penalties actually and reasonably incurred by him in the investigation, defense, appeal or settlement of any Proceeding, but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such Expenses, judgments, fines or penalties to which Indemnitee is entitled. Moreover, notwithstanding any other provision of this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any or all claims, issues or matters relating in whole or in part to an indemnifiable event, occurrence or matter hereunder, including dismissal without prejudice, Indemnitee shall be indemnified against all Expenses incurred in connection with such defenses.

16. Effect of Federal Law. Both the Corporation and the Indemnitee acknowledge that in certain instances, federal law will override Nevada law and prohibit the Corporation from indemnifying its officers and directors. For example, the Corporation and Indemnitee acknowledge that the Securities and Exchange Commission has taken the position that indemnification is not permissible for liabilities arising under certain federal securities law, and federal law prohibits indemnification for certain violations of the Employee Retirement Income Security Act of 1974, as amended.

17. Saving Clause. Nothing in this Agreement is intended to require or shall be construed as requiring the Corporation to do or fail to do any act in violation of applicable law. The provisions of this Agreement (including any provision within a single section, paragraph or sentence) shall be severable in accordance with this Section 17. If this Agreement or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, the Corporation shall nevertheless indemnify Indemnitee as to Expenses, judgments, fines and penalties with respect to any Proceeding to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated or by any other applicable law, and this Agreement shall remain enforceable to the fullest extent permitted by law.

18. Notice. All notices, request, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, or (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed.

(a)	If to Indemnitee, to:

Qayed Shareef

26050 Acero, Suite 315

Mission Viejo, CA, 92691

(b)	If to the Corporation to:

Mimvi, Inc.

440 North Wolfe Road

Sunnyvale, California 94085

Attn: Chief Executive Officer

or such address as may have been furnished to Indemnitee by the Corporation or to the Corporation by Indemnitee, as the case may be.

19. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute the original.

20. Applicable Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Nevada without giving effect to its rules of conflicts of laws.

21. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties and their respective successors and assigns (including any direct or indirect successors by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Corporation), spouses, heirs, and personal and legal representatives.

22. Subsequent Instruments and Acts. The parties hereto agree that they will execute any further instrument and perform any acts that may become necessary from time to time to carry out the terms of this Agreement.

23. Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

24. Notice by Indemnitee. Indemnitee agrees promptly to notify the Corporation in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other documents relating to any Proceeding or matter which may be subject to Indemnification or advancement of Expenses covered hereunder.

25. Miscellaneous. Use of the masculine pronoun shall be deemed to include usage of the feminine pronoun where appropriate.

IN WITNESS WHEREOF, the parties hereby have caused this Agreement to be duly executed and signed as of the day and year first above written.

Mimvi, Inc., a Nevada corporation

By:
Kevin Conner, Chief Financial Officer

INDEMNITEE:

Qayed Shareef

EXHIBIT G

PUT AGREEMENT

THIS PUT AGREEMENT ("Agreement") is entered into effective as of July 1, 2013, by and among Mimvi, Inc., a Nevada corporation (“Mimvi”), Qayed Shareef, Morgan Family Trust, dated February 1, 2000 and Kim Reed Perell (each a “Shareholder” and collectively, the “Shareholders”).

RECITALS:

A.           This Agreement is being entered into pursuant to that certain Agreement and Plan of Merger dated concurrently herewith by and among Mimvi, Adaptive Media, Inc., the Shareholders and certain other signatories thereto (the “Merger Agreement”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement.

B.           As a result of the Merger, the Shareholders have received shares of Parent Stock.

C.           Mimvi desires to grant, and the Shareholders desire to acquire, the option to put up to 5,500,000 shares of Parent Stock held by the Shareolders as adjusted from time to time to reflect any stock splits, reverse splits, unit distributions and similar capital events (the “Option Shares”) to Mimvi upon the terms and conditions as are hereinafter set forth.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, the parties agree as follows:

1.          Grant of Put Option. Mimvi hereby grants to each Shareholder, and the Shareholders hereby accept and acquire from Mimvi, the right to require Mimvi to purchase all or any portion of the Option Shares held by the Shareholders upon the terms and conditions hereinafter set forth. The foregoing right of the Shareholders to require Mimvi to purchase the Option Shares is referred to hereinafter as the "Put." The immediately preceding sentence notwithstanding, in the event that, on the Put Date, Mimvi does not have and cannot reasonably obtain sufficient capital to purchase the Option Shares (the “Funding Contingency”), the Shareholders shall not be permitted to exercise the Put provided that Mimvi notifies the Shareholders thereof and promptly issues to each Shareholder additional shares of Parent Stock equal to ten percent (10%) of the number of the Option Shares held by such Shareholder as of the date of such Put Date.

2.          Exercise Price. The Put exercise price shall be $0.0909 per Option Share (the “Purchase Price per Share”), as adjusted from time to time to reflect any stock splits, reverse splits, unit distributions and similar capital events.

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3.           Term of Put. The term of the Put ("Put Term") granted herein shall commence on November 1, 2013, and shall expire at 11:59 p.m. (PST) on December 31, 2013. Upon the expiration of the Put Term, unless the Put granted herein has been timely and validly exercised in accordance with the provisions of Section 4 below, the Put and all of the rights of the Shareholders to exercise the Put shall automatically cease and terminate and be of no further force or effect. However, upon the occurrence of the Funding Contingency, the Put term shall automatically be extended until such time as Mimvi has sufficient capital available to purchase the Option Shares on the terms set forth herein.

4.           Manner of Exercise of Put.

(a)          The Put granted herein may be exercised by the holders of at least a majority of the Option Shares (the “Requisite Holders”) at any time during the Put Term by delivering written notice to Mimvi of their election to exercise the Put (“Put Notice”), specifying therein the number of Option Shares to be put to Mimvi (the “Put Shares”) and the date on which such put shall be effected (such date, the “Put Date”), provided that if the Requisite Holders elect to Put less than all of the Option Shares, the Shareholders shall each put his or her Pro Rata Share of the aggregate amount of Put Shares set forth in the Put Notice. If no Put Date is specified in a Put Notice, the Put Date shall be the date that such Put Notice is deemed delivered hereunder. For purposes of this Agreement, “Pro Rata Share” shall mean, with respect to a Shareholder, as of any date of determination, the percentage that Option Shares held by such Shareholder as of such determination date bears with respect to the total amount of the Option Shares held by all Shareholders as of such determination date.

(b)          Notwithstanding the foregoing, upon the commencement, whether voluntary or involuntary, of a case under the laws of the United States, or any other proceeding or action seeking reorganization, liquidation, dissolution or other relief under bankruptcy or insolvency statutes or similar laws, or the appointment of a receiver, trustee or custodian for Mimvi or all or a material portion of Mimvi’s assets or property, this Put shall be deemed exercised immediately prior thereto with respect to all Option Shares, without demand or notice of any kind the Shareholders.

(c)          If the Requisite Holders fail to timely and validly exercise the Put in accordance with the requirements of subsection 4(a) above, then the Put created by this Agreement shall automatically terminate and be of no further force or effect.

(d)          Upon the timely and valid exercise of the Put granted herein, the obligation of Mimvi to purchase and acquire the Put Shares shall be expressly irrevocable and non-contingent, and the obligation of the Shareholders to sell and transfer the Put Shares to Mimvi shall be expressly irrevocable and non-contingent.

5.           Terms of Purchase and Sale.

(a)          Upon the timely and valid exercise of the Put by the Requisite Holders in accordance with Section 4 above, this Agreement shall constitute an agreement of purchase and sale pursuant to which the Shareholders agree absolutely and unconditionally to sell, transfer, assign, convey and deliver to Mimvi (“Transfer”), and Mimvi agrees to absolutely and unconditionally purchase and acquire from the Shareholders, the Put Shares for the Purchase Price per Share. Upon the Transfer of the Put Shares pursuant to the terms of this Agreement, each Shareholder shall transfer and warrant good and marketable title and interest in and to his or her respective Put Shares and shall convey all such Put Shares to Mimvi free and clear of all Liens.

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(b)          The closing ("Closing") for the Transfer of the Put Shares from the Shareholders to Mimvi contemplated herein shall be held at the principal office of Mimvi, on or before the date (the "Closing Date") that is five (5) days following the Put Date. At the Closing, the parties hereto shall execute, acknowledge, verify and deliver any and all documents and/or agreements reasonably necessary to effectuate the transfer of the Put Shares to Mimvi, including delivery of certificates representing the Put Shares and Mimvi shall pay to each Shareholder an amount equal to (x) such Shareholder’s Put Shares multiplied by (y) the Purchase Price per Share. All payments due hereunder shall be paid in lawful money of the United States of America which shall be legal tender in payment of all debts and dues, public and private, in immediately available funds, without offset, deduction, or recoupment. Any payment by check or draft shall be subject to the condition that any receipt issued therefore shall be ineffective unless the amount due is actually received by the Shareholder.

6.          Obligation Absolute. Mimvi’s obligations to purchase the Put Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Shareholders to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any person or any action to enforce the same, or any setoff counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Shareholders or any other person of any obligation to Mimvi or any violation or alleged violation of law by the Shareholders or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of Mimvi to the Shareholders in connection with the purchase of such Put Shares. Nothing herein shall limit the right of the Shareholders, acting pursuant to the agreement of the Requisite Holders to pursue actual damages for Mimvi’s failure to purchase the Put Shares within the period specified herein and the Requisite Holders shall have the right to pursue all remedies available to the Shareholders hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

7.          Representations and Warranties. Each party hereto hereby represents and warrants that (a) they have the full power and authority to enter into this Agreement, to transfer the Option Shares to Mimvi on the terms and conditions contained herein and to perform all of their respective obligations hereunder, (b) that the execution, delivery and performance by each party of their respective obligations hereunder will not violate or constitute an event of default under any other agreement, document or instrument to which such party is a party or by which such party is bound, and (c) the Put Shares to be conveyed to Mimvi pursuant to this Agreement is and shall continue to be free and clear of any Lien. The representations and warranties set forth above in this Section 7 shall survive the execution and delivery of this Agreement and the transfer of the Put Shares contemplated herein, and shall be true and correct as of the date of this Agreement, and deemed to have been remade as of each Closing Date.

8.          Optional Termination Right. The Requisite Holders may, but shall not be obligated to, elect to terminate this Agreement at any time between the date hereof and the expiration of the Put Term and receive from Mimvi additional shares of Parent Stock equal to ten percent (10%) of the number of remaining Option Shares covered by this Agreement as of the date of termination (the “Termination Shares”). The Requisite Holders may elect to terminate this Agreement by delivering a written notice to Mimvi specifying therein the date on which such termination shall be effective, provided that if no termination date is specified, the termination date shall be the date that such notice is deemed delivered hereunder. Promptly after the effective date of termination, Mimvi shall issue to each Shareholder certificates representing his or her respective Pro Rata Share of the Termination Shares.

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9.           Miscellaneous.

(a)          Notices. All notices required or permitted to be given under this Agreement shall be given in writing and shall be deemed to have been duly given when personally delivered or, if earlier, when received after mailing by registered or certified United States mail, postage prepaid, with return receipt requested. Notice to any party to this Agreement is valid if sent to him at such party's address as it appears in Mimvi’s records. Any party to this Agreement shall have the right, from time to time, to specify as its address for purposes of this Agreement any other address upon giving fifteen (15) days notice thereof to the other party.

(b)          Integration, No Oral Modification. This Agreement constitutes the entire agreement of the parties and supersedes all prior or contemporaneous oral and written agreements of the parties relating to the subject matter hereof. No amendment, modification, or other alteration to the terms of this Agreement shall be effective, unless made in writing and signed by the parties.

(c)          Assignment. This Agreement is personal in nature and neither party may assign its rights or delegate the performance of its duties under this Agreement without the prior written consent of the other. Any purported assignment without such consent shall be void and of no force or effect.

(d)          Agreement Binds Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties and, to the extent permitted by this Agreement or applicable law, their respective heirs, legal representatives, successors, and assigns.

(e)          Captions. The captions in this Agreement are for convenient reference only and shall have no legal effect.

(f)          Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and need not be signed by more than one of the parties hereto and all of which together shall constitute one and the same agreement.

(g)          Jurisdiction and Venue. MIMVI AND THE SHAREHOLDERS HEREBY AGREE THAT ANY FEDERAL COURT IN THE STATE OF CALIFORNIA OR ANY STATE COURT LOCATED THE STATE OF CALIFORNIA SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN MIMVI AND THE SHAREHOLDERS PERTAINING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT. MIMVI EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS. FURTHER, MIMVI HEREBY WAIVES THE RIGHT TO ASSERT THE DEFENSE OF FORUM NON CONVENIENS AND THE RIGHT TO CHALLENGE THE VENUE OF ANY COURT PROCEEDING COMMENCED PURSUANT TO THIS SECTION.

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(h)          Attorneys' Fees. In the event of any action for breach of, or otherwise in connection with, this Agreement, the prevailing party shall be entitled reasonable attorneys' fees, costs and expenses, including the cost of arbitration, incurred in connection with such action.

(i)          Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without regard to the conflicts of law principles thereof.

(j)          Additional Documents. The parties agree to sign all necessary documents and take all other actions necessary to carry out the provisions of this Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

"Shareholders"	/s/ Qayed Shareef
Qayed Shareef
Option Shares: 4,583,700

/s/ Morgan Family Trust
Morgan Family Trust, dated February 1, 2000
Option Shares: 458,150

/s/ Kim Reed Perell
Kim Reed Perell
Option Shares: 458,150

"Mimvi"	Mimvi, Inc., a Nevada corporation

	By:	/s/ Kevin Conner
Kevin Conner, Chief Financial Officer

SCHEDULE 1

PURCHASE PRICE ALLOCATION

Adaptive Media, Inc.

Purchase Price Allocation

Asset Purchase
Agreement
Identifiable Assets
Cash	$86,201
Accounts receivable	325,000
Investments, at fair value	200,000
Customer list	975,000
Trade name, logo and trade secrets	300,000

Subtotal	$1,886,201

Less: assumed liabilities	325,000

Total identifiable assets, net of assumed liabilities	$1,561,201

Consideration Paid

Cash	$500,000
28,000,000 shares of common stock of Mimvi, Inc. (MIMV) - $.08 share	$2,240,000

Total consideration paid	$2,740,000

Less: Total identifiable assets, net of assumed liabilities	1,561,201

Goodwill	$1,178,799